Exhibit 4.3

EXECUTION VERSION

Dated 6 February 2007

OPEN JOINT STOCK COMPANY WIMM-BILL-DANN FOODS
as Borrower

and

UBS (LUXEMBOURG) S.A.
as Lender

LOAN AGREEMENT

U.S.$150,000,000

Linklaters

One Silk Street

London EC2Y 8HQ

Telephone (44-20) 7456 2000

Facsimile (44-20) 7456 2222

Table of Contents

Contents		Page

1	Definitions and Interpretation	1

2	The Loan	10

3	Availability of the Loan	10

4	Interest Periods	10

5	Payment and Calculation of Interest	10

6	Repayment	11

7	Prepayment	11

8	Taxes	13

9	Tax Receipts	17

10	Changes in Circumstances	17

11	Representations and Warranties of the Borrower	19

12	Representations and Warranties of the Lender	24

13	Financial Information	25

14	Covenants	26

15	Events of Default	31

16	Default Interest and Indemnity	34

17	Amendments to Agreed Funding Source Agreements	35

18	Currency of Account and Payment	35

19	Payments	36

20	Costs and Expenses	36

21	Assignments and Transfers	37

22	Calculations and Evidence of Debt	39

23	Remedies and Waivers, Partial Invalidity	39

24	Notices; Language	39

25	Law and Jurisdiction	40

EXHIBIT A Form of Guarantee		43

i

This Agreement is dated 6 February 2007 between:

(1)                              OPEN JOINT STOCK COMPANY WIMM-BILL-DANN FOODS, an open joint stock company organised under the laws of the Russian Federation (the “Borrower”); and

(2)                              UBS (LUXEMBOURG) S.A., a bank established under the laws of Luxembourg and whose registered office is 36-38 Grand-Rue, L-1660 Luxembourg, Luxembourg (the “Lender”).

It is agreed:

1                                      Definitions and Interpretation

1.1                            Definitions

In this Agreement the following terms have the meanings given to them in this Clause 1.1:

“Acceleration Notice” has the meaning set forth in Clause 15.2 (Rights of Lender upon occurrence of an Event of Default);

“Account” means an account of the Lender with The Bank of New York, account number 1067768400;

“Additional Amounts” has the meaning set forth in Clause 8.1.2 (Additional Amounts);

“Affiliate” of any specified Person means any other Person, directly or indirectly controlling, controlled by, or under direct or indirect common control with, such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided that beneficial ownership of 10 per cent or more of the Capital Stock with voting power of a Person shall be deemed to be control;

“Agency” means any agency, authority, central bank, department, committee, government, legislature, minister, ministry, official or public or statutory person (whether autonomous or not);

“Asset Sale” means any lease, sale, sale and lease-back, transfer or other disposition (excluding any transaction by way of merger falling within Clause 14.6 (Mergers and Similar Transactions)) either in one transaction or in a series of related transactions, by the Borrower or any of its Subsidiaries to a Person that is not part of the Group, of any assets the value of which exceeds 10 per cent of the total consolidated gross assets of the Group in any 12-month period; provided that “Asset Sale” shall not include sales or other dispositions of inventory, receivables or other current assets in the ordinary course of business;

“Board of Directors” means, as to any Person, the board of directors of such Person or any duly authorised committee thereof;

“Borrower” means the party named as such above until a successor replaces it in accordance with Clause 14.6 (Mergers and Similar Transactions) and thereafter means such successor;

“Business Day” means any day (other than a Saturday or Sunday) on which banks generally are open for business in New York City, Luxembourg and London;

“Capital Adequacy Requirement” means a request or requirement relating to the maintenance of capital, including one which makes any change to, or is based on any alteration in, the interpretation of the International Convergence of Capital Measurement and Capital Standards (the Basle Capital Accord prepared by the Basle Committee on Banking Regulations and Supervision, dated July 1988, and amended in November 1991) or which increases the amounts of capital required thereunder, other than a request or requirement made by way of implementation of the International Convergence of Capital Measurement and Capital Standards in the manner in which it is being implemented at the date hereof;

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) or such Person’s equity, including any preferred stock of such Person, whether now outstanding or issued after the date hereof, including without limitation, all series and classes of such Capital Stock;

“Change of Control” means such time as any Person, other than an Excluded Person or Excluded Group, whether acting alone or together with other Persons, other than Excluded Persons or Excluded Groups: (i) is or becomes interested, directly or indirectly, in the aggregate of more than 50 per cent of the Capital Stock with voting power of the Borrower, whether by virtue of issuance, sale or other disposition of such Capital Stock with voting power of the Borrower, a merger or a transaction having a similar effect involving the Borrower or such Person or Persons or any voting trust agreement or other agreement to which the Borrower or any such Person or Persons is or are a party or subject, or (ii) has or acquires the right to appoint or remove a majority of the Borrower’s board of directors, or (iii) has or acquires control of a majority of the voting rights in the Borrower, in each case in circumstances where, solely as a result of any such event as specified by the Rating Agencies, a Rating Decline would result;

“Change of Control Payment Date” means the date specified as such in the notice from the Borrower to the Lender pursuant to Clause 7.3.2 (Prepayment in the event of a Change of Control);

“Change of Law” means any of the enactment or introduction of any new law, the variation, amendment or repeal of an existing or new law, and any ruling on or interpretation or application by a competent authority of any existing or new law which, in each case, occurs after the date hereof and for this purpose the word “law” means all or any of the following whether in existence at the date hereof or introduced hereafter and with which it is obligatory or customary for banks or other financial institutions or, as the case may be, companies in the relevant jurisdiction to comply:

(a)           any statute, treaty, order, decree, instruction, letter, directive, instrument, regulation, ordinance or similar legislative or executive action by any national or international or local government or authority or by any ministry or department thereof and other agencies of state power and administration (including, but not limited to, taxation departments and authorities); and/or

(b)          any letter, regulation, decree, instruction, request, notice, guideline, directive, statement of policy or practice statement given by, or required of, any central bank or other monetary authority, or by or of any Taxing Authority or fiscal or other authority or agency (whether or not having the force of law), the decision or ruling on, the interpretation or application of, or a change in the interpretation or application of, any of the foregoing by any court of law, tribunal, central bank, monetary authority or agency or any Taxing Authority or fiscal or other competent authority or agency;

“Closing Date” means 8 February 2007;

“Consolidated EBITDA” means operating profit or operating loss before depreciation and amortisation as calculated in accordance with the consolidated financial statements of the Borrower prepared in accordance with U.S. GAAP. Consolidated EBITDA shall be calculated for the four quarters immediately prior to the last reporting date and, in the case of an acquisition of any Subsidiary or any transaction by way of merger falling within Clause 14.6 (Mergers and Similar Transactions), Consolidated EBITDA shall be calculated as if such Subsidiary were acquired or such transaction by way of merger were completed on the first date of such four quarter period;

“Credit Facilities” means one or more credit agreements, loan agreements or similar facilities with banks or other institutional lenders, providing for revolving credit loans, term loans (including receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables)), bankers’ acceptances or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time;

“Default” means any event that is, or after any notice or passage of time or both would be, an Event of Default;

“Dispute” has the meaning set forth in Clause 25.7 (Arbitration);

“Event of Default” has the meaning set forth in Clause 15.1 (Circumstances which constitute Events of Default);

“Excluded Group” means a “group” (as such term is used in Sections 13(d) and 14(d) of the United States Securities Exchange Act of 1934 (the “Exchange Act”)) that includes one or more Excluded Persons; provided that the voting power of the Capital Stock of the Borrower “beneficially owned” (as such term is used in Rule 13(d)-3 promulgated under the Exchange Act) by such Excluded Persons (without attribution to such excluded Persons of the ownership by other member or members of the “group”) represents a majority of the voting power of the Capital Stock “beneficially owned” (as such term is used in Rule 13(d)-3 promulgated under the Exchange Act) by such group;

“Excluded Person” means Gavril A. Yushavaev, Mikhail V. Dubinin, Sergei A. Plastinin, Alexander S. Orlov and David Iakobachvili;

“Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors of the Borrower or any Subsidiary of the Borrower, as the case may be (including a majority of the disinterested directors, if any) whose determination shall be conclusive if evidenced by a resolution of such Board of Directors;

“Fee Letter” means the letter from the Lender to the Borrower, dated 6 February 2007 setting out certain fees payable by the Borrower in connection with the Loan and the agreed funding source;

“Group” means the Borrower and its Subsidiaries taken as a whole;

“Hedging Obligations” means: (i) the obligations of any Person pursuant to any interest rate protection agreement (including, without limitation, interest rate swaps, caps, floors, collars, derivative instruments and similar agreements) and/or other types of interest hedging arrangements; and/or (ii) any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party;

“Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(a)           all indebtedness of such Person for borrowed money;

(b)          all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c)           all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto);

(d)          all obligations of such Person to pay the deferred and unpaid purchase price of property, assets or services, which purchase price is due more than six months after the earlier of the date of placing such property in service or taking delivery and title thereof or the completion of such services;

(e)           all capitalised lease obligations of such Person;

(f)           all Indebtedness of other Persons secured by a Lien granted by such Person on any asset (the value of which, for these purposes, shall be determined by reference to the balance sheet in respect of the latest financial quarter of the Person providing the Lien) of such Person, whether or not such Indebtedness is assumed by such Person (but disregarding for this purpose Liens granted by a Subsidiary in favour of the Borrower or another Subsidiary or by the Borrower in favour of a Subsidiary, with respect to the property or assets, or any income or profits therefrom, of the Borrower or such Subsidiary;

(g)          all Indebtedness of other Persons guaranteed by such Person to the extent such Indebtedness is guaranteed by such Person; and

(h)          to the extent not otherwise included in this definition, net obligations of such Person under any currency or interest rate hedging agreements;

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations as described above, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided:

(i)           that the amount outstanding at any time of any Indebtedness issued with original discount is the face amount of such Indebtedness less the remaining unamortised portion of the original issue discount of such Indebtedness at such time as determined in conformity with U.S. GAAP;

(ii)          that Indebtedness shall not include Trade Payables, prepayments received on account of agreed sales and accrued current liabilities arising in the ordinary course of business, except those that are overdue;

(iii)         that Indebtedness shall not include grants to the Borrower from the Russian Government and/or any Russian local authority which do not need to be repaid but are still recorded as a liability in the Borrower’s consolidated balance sheet;

(iv)         that Indebtedness shall not include any amounts guaranteed by the Borrower in respect of the debt of any Subsidiary or any amounts guaranteed by any Subsidiary in respect of the debt of the Borrower or any other Subsidiary or owed by the Borrower to any one or more of its Subsidiaries or amounts owed by any Subsidiary of the Borrower to any one or more of its other Subsidiaries or the Borrower;

(v)          that Indebtedness shall not include any liability for federal, state, local or other Taxes; and

(vi)         that Indebtedness shall not include obligations of any Persons (x) arising from the honouring by a bank or other financial institution of a cheque, draft or similar instrument inadvertently drawn against insufficient funds (which, for the avoidance of doubt, shall not include funds drawn against an overdraft facility of such Person) in the ordinary course of business; provided that such obligations are extinguished within two Business Days of their incurrence, (y) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past business practices and (z) under stand-by letters of credit or guarantees to the extent collateralised by cash or cash equivalents;

“Interest Payment Date” means 14 November 2007 and 14 May 2008, being the last day of the corresponding Interest Period;

“Interest Period” means, except as otherwise provided herein, any of those periods mentioned in Clause 4 (Interest Periods);

“Interest Rate” means, except as otherwise provided herein, the interest rate specified in Clause 5.2 (Calculation of Interest);

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest);

“Loan” means the U.S.$150,000,000 term loan granted to the Borrower by the Lender in this Agreement;

“Luxembourg” means the Grand Duchy of Luxembourg;

“Material Adverse Effect” means any material adverse effect on the business, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole;

“Offering Memorandum” means the Offering Memorandum of even date herewith prepared in connection with the issue of the Notes, as the same may be amended or supplemented on or before the Closing Date;

“Officer” means, with respect to a Person, the Chairman of the Board of Directors, the General Director, the Chief Executive Officer, the President, the Chief Financial Officer, the Controller, the Treasurer or the General Counsel of such Person;

“Officers’ Certificate” means a certificate signed by two Officers of the Borrower;

“Permitted Liens” means:

(a)           Liens securing the Loan;

(b)          Liens granted by a Subsidiary securing Indebtedness owing to the Borrower or another Subsidiary, with respect to the property or assets, or any income or profits therefrom, of such Subsidiary, as the case may be;

(c)           any Lien existing on the date of this Agreement;

(d)          statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, material men, repairmen or other similar Liens arising in the ordinary course of business;

(e)           any Lien on any property or assets of any Person existing at the time such Person is acquired, merged or consolidated with or into the Borrower or any of its Subsidiaries and not created in contemplation of such event; provided that no such Lien shall extend to any other property or assets of such Person or to any other property or assets of the Subsidiaries of such Person or the Borrower or any of its Subsidiaries;

(f)           any Lien existing on any property or assets prior to the acquisition thereof by the Borrower or any of its Subsidiaries and not created in contemplation of such acquisition; provided that no such Lien shall extend to any other property or assets or any property or assets of the Borrower or any of its Subsidiaries;

(g)          any Lien on any property or assets securing Indebtedness of the Borrower or any of its Subsidiaries incurred or assumed for the sole purpose of Vendor Financing (including bank financing arranged by a vendor for the sole purpose of Vendor Financing); provided that (i) no such Lien shall extend to any other property or assets of the Borrower or any of its Subsidiaries other than the assets affixed thereto and the proceeds thereof, (ii) the aggregate principal amount of all Indebtedness secured by Liens on such property or assets does not exceed the purchase price of such property or assets and (iii) such Lien attaches to such property or assets within 90 days after the acquisition thereof;

(h)          any Lien securing Hedging Obligations so long as the related Indebtedness is permitted to be incurred under this Agreement and any such Hedging Obligation is not speculative;

(i)            any extension, renewal or replacement of any Lien described in Clauses (a) to (h) above, provided that (i) such extension, renewal or replacement shall be no more restrictive in any material respect than the original Lien, (ii) the amount of Indebtedness secured by such Lien is not increased and (iii) if the property or assets securing the Indebtedness subject to such Lien are changed in connection with such refinancing, extension or replacement, the Fair Market Value of such property or assets is not increased;

(j)            any Lien on the property or assets of the Borrower or any Subsidiaries of the Borrower securing Indebtedness of the Borrower or such Subsidiaries incurred under one or more Credit Facilities in an aggregate principal amount outstanding at any one time not to exceed 20 per cent of the total assets of the Group determined by reference to the latest consolidated balance sheet of the Group; and

(k)                                any Lien arising solely by operation of law which is discharged within 45 days of arising;

“Person” means any individual, corporation, partnership, joint venture, trust unincorporated organisation or government or any Agency or political subdivision thereof;

“Proceedings” has the meaning set forth in Clause 25.2 (English Courts);

“Qualifying Jurisdiction” means any jurisdiction to which the transfer or assignment of the Loan (or any rights, benefits and/or obligations hereunder) would not cause the Borrower to provide payments of Additional Amounts or Tax Indemnity Amounts when interest, principal and any other amounts paid under this Loan Agreement is paid to or from such jurisdiction;

“Rating Agencies” means Moody’s Investors Service Limited (“Moody’s”) or any successor to its rating agency business and Standard & Poor’s Ratings Services, a division of McGraw-Hill Companies, Inc. (“S&P”) or any successor to its rating agency business or any other rating agency that provides a corporate credit rating of the Borrower or a credit rating in respect of the Loan or of any instruments issued to the agreed funding source, if applicable;

“Rating Categories” means (1) with respect to S&P, any of the following categories (any of which may include a “+” or “-”): AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (2) with respect to Moody’s, any of the following categories (any of which may include a “1,” “2” or “3”): Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories), and (3) the equivalent of any such categories of S&P or Moody’s used by another rating agency, if applicable;

“Rating Decline” means that at any time within 90 days (which period shall be extended so long as the corporate credit rating of the Borrower or the credit rating in respect of the Loan or of any instruments issued to the agreed funding source is under publicly announced consideration for possible downgrade by any Rating Agency) after the date of public notice of any transaction or series of transactions, or of the intention of the Borrower or of any Person to effect such a transaction or series of transactions, the corporate rating of the Borrower or the rating of the Loan or of any instruments issued to the agreed funding source is decreased by both or, if such ratings are at the relevant time provided by more than two Rating Agencies, by the majority of the relevant Rating Agencies by one or more Rating Categories as a result of such transaction or series of transactions, as specified by both or, if such ratings are at the relevant time provided by more than two Rating Agencies, by the majority of the relevant Rating Agencies;

“Related Person” of any Person means any other Person directly or indirectly owning:

(a)           5 per cent or more of the outstanding Capital Stock with voting power of such Person (or, in the case of a Person that is not a corporation, 5 per cent or more of the equity interest in such Person); or

(b)          5 per cent or more of the combined voting power of the Capital Stock with voting power of such Person;

“Repayment Date” means the 14 May 2008, or if such day is not a Business Day, the next succeeding Business Day;

“Russia” means the Russian Federation and any province or political subdivision or Agency thereof or therein, and “Russian” shall be construed accordingly;

“Securities Act” means the United States Securities Act of 1933, as amended;

“Significant Subsidiary” means any Subsidiary that:

(a)           for the most recent fiscal year of the Borrower, accounted for more than 5 per cent of the consolidated revenues of the Borrower and its Subsidiaries;

(b)          as of the end of such fiscal year, was the owner of more than 5 per cent of the consolidated assets of the Borrower and its Subsidiaries, all as set forth in the most recently available consolidated financial statements of the Borrower for such fiscal year; or

(c)           to which are transferred all or substantially all the assets and undertaking of a Subsidiary which immediately prior to such transfer is a Significant Subsidiary;

“Stated Maturity” means:

(a)           with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the final instalment of principal of such Indebtedness is due and payable; and

(b)          with respect to any scheduled instalment of principal of or interest on any Indebtedness, the date specified in such Indebtedness as the fixed date on which such instalment is due and payable;

“Subsidiary” means, with respect to any Person, (i) a corporation more than 50 per cent of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, or (ii) a partnership in which such Person or a Subsidiary of such Person is, at the time, a general partner, or (iii) any other Person in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has (x) over a 50 per cent ownership interest or (y) the power to elect or direct the election of a majority of the directors, members of the board of directors or other governing body of such Person;

“Taxes” has the meaning set out in Clause 8.1 (Additional Amounts);

“Tax Indemnity Amounts” has the meaning set out in Clause 8.3 (Tax Indemnity);

“Taxing Authority” has the meaning set out in Clause 8.1 (Additional Amounts);

“Trade Payables” means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person or guaranteed by any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services;

“unpaid sum” has the meaning set forth in Clause 16.1 (Default Interest Periods);

“U.S. GAAP” means U.S. generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and statements and pronouncements of the Financial Accounting Standards Board (“FASB”) or, if FASB ceases to exist, any successor thereto; provided, however, that for purposes of determining compliance with this Agreement, “U.S. GAAP” means such generally accepted accounting principles as in effect on the date hereof;

“Vendor Financing” means any indebtedness of any Person owed to a vendor of materials or equipment for use in connection with the business of the Group in respect of or arising under or in connection with the supply of such materials or equipment by such vendor to such Person;

Other Definitions:

“agreed funding source” shall mean any Person to whom the Lender owes any Indebtedness (including securities), which Indebtedness was incurred solely and expressly to fund the Loan (including a designated representative of such Person);

the “equivalent” on any given date in one currency (the “first currency”) of an amount denominated in another currency (the “second currency”) is a reference to the amount of the first currency which could be purchased with the amount of the second currency at the spot rate of exchange quoted on the relevant Reuters page or, where the first currency is (i) roubles and the second currency is (ii) U.S. dollars, or as the case may be euro (or vice versa), by the Central Bank of Russia, at or about noon (London time, Brussels time or Moscow time (as applicable) on such date for the purchase of the first currency with the second currency;

the “Lender” shall be construed so as to include it and any of its subsequent successors, assignees and chargees in accordance with their respective interests;

“repay” (or any derivative form thereof) shall, subject to any contrary indication, be construed to include “prepay” (or, as the case may be, the corresponding derivative form thereof); and

“VAT” shall be construed as a reference to value added tax including any similar tax which may be imposed in place thereof from time to time.

1.2                            Interpretation

Unless the context otherwise requires:

1.2.1                   a term has the meaning assigned to it;

1.2.2                   an accounting term not otherwise defined has the meaning assigned to it in accordance with U.S. GAAP consistently applied;

1.2.3                   “or” is not exclusive;

1.2.4                   words in the singular include the plural, and words in the plural include the singular;

1.2.5                   provisions apply to successive events and transactions;

1.2.6                   references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the Commission from time to time; and

1.2.7                   references to “U.S.$” or “U.S. dollars” are to United States dollars and references to “Roubles” are to Russian roubles.

1.3                            Statutes

Any reference in this Agreement to a statute shall be construed as a reference to such statute as the same may have been, or may from time to time be, amended or re-enacted.

1.4         Headings

Clause and Schedule headings are for ease of reference only.

1.5                            Amended Documents

Except where the contrary is indicated, any reference in this Agreement to this Agreement, the Fee Letter or any other agreement or document shall be construed as a reference to this Agreement, the Fee Letter or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented.

2                                      The Loan

The Lender grants to the Borrower, upon the terms and subject to the conditions hereof, a single disbursement term loan facility in the amount of U.S.$150,000,000.

3                                      Availability of the Loan

The Loan will be available by way of a single advance which will be made by the Lender to the Borrower, and the Borrower will draw down the Loan, on 8 February 2007, or such later date as may otherwise be agreed by the parties to this Agreement, if:

3.1                            the Lender has not, prior to 8 February 2007, or such later date as may otherwise be agreed by the parties to this Agreement, notified the Borrower that it has not received the condition precedent documents as listed in the agreements entered into in connection with the agreed funding source in form and substance satisfactory to the Lender;

3.2                            the Lender has received funding of the Loan from the agreed funding source; and

3.3                            no event has occurred or circumstance arisen which would, whether or not with the giving of notice and/or the passage of time constitute an event described under Clause 15 (Events of Default) and the representations set out in Clause 11 (Representations and Warranties of the Borrower) are true and accurate in all material respects on and as of the proposed date for the making of the Loan.

4                                      Interest Periods

The period for which the Loan is outstanding shall be divided into two periods, the first shall commence on, and shall include, 8 February 2007 and shall end on, but exclude, 14 November 2007 and the second shall commence on, and shall include, 14 November 2007 and shall end on, but exclude, 14 May 2008 (each, an “Interest Period”).

5                                      Payment and Calculation of Interest

5.1                            Payment of interest

Not later than 10.00am (New York City time) one Business Day prior to each Interest Payment Date, the Borrower shall pay to the Account all accrued and unpaid interest, any Additional Amounts, and any Tax Indemnity Amounts, calculated to the last day of each Interest Period, on the outstanding principal amount of the Loan.

5.2                            Calculation of interest

The amount of interest payable for any Interest Period shall be calculated by applying the rate of 7.50 per cent. per annum (the “Interest Rate”) to the amount of the Loan, dividing the product by two and rounding the resulting figure to the nearest cent, half a cent being rounded upwards. When interest is required to be calculated for any other period, it shall be calculated on the basis of a 360 day year consisting of 12 months of 30 days each, and in the case of an incomplete month, the actual number of days elapsed.

6                                      Repayment

Subject to Clause 15.2 (Rights of Lender upon occurrence of an Event of Default), Clause 7 (Prepayment) and Clause 10.3.2 (Illegality), not later than 10.00 a.m. (New York City time) one Business Day prior to the Repayment Date, the Borrower shall repay in full the outstanding principal amount of the Loan and, to the extent not already paid in accordance with Clause 5.1 (Payment of Interest), all accrued and unpaid interest, any Additional Amounts, and any Tax Indemnity Amounts, calculated to the last day of the last Interest Period.

7                                      Prepayment

7.1                            Prepayment for tax reasons

If, as a result of the application of or any amendment or clarification to, or change (including a change in interpretation or application) in, or determination under, the double taxation treaty between Russia and Luxembourg (or any Qualifying Jurisdiction in which the Lender or any successor thereto is resident for tax purposes) or the laws or regulations of Russia or Luxembourg (or any Qualifying Jurisdiction in which the Lender or any successor thereto is resident for tax purposes) or of any political sub-division thereof or any Agency therein, the Borrower would thereby be required to pay any Additional Amounts in respect of Taxes pursuant to Clause 8.1 (Additional Amounts), or pay any Tax Indemnity Amounts pursuant to Clause 8.3 (Tax Indemnity), then the Borrower may (without premium or penalty), upon not less than 30 calendar days’ written irrevocable notice to the Lender (and, following the execution of the agreements entered into in connection with the agreed funding source, to the party designated by such agreements) including an Officers’ Certificate of the Borrower, to the effect that the Borrower would be required to pay such Additional Amounts or Tax Indemnity Amounts, prepay the Loan in whole (but not in part) at any time together with all accrued and unpaid interest, any Additional Amounts and any Tax Indemnity Amounts; provided, however, that no such notice shall be given earlier than 90 calendar days prior to the earliest date on which the Borrower would be obligated to pay such Additional Amounts or Tax Indemnity Amounts, as the case may be.

7.2                            Prepayment for reasons of increased costs

The Borrower may, if it is required to make any payment by way of indemnity under Clause 10.1 (Increased Costs), subject to giving to the Lender not less than 30 calendar days’ prior written notice to that effect (without premium or penalty), prepay the whole, but not part only, of the amount of the Loan, together with any amounts then payable under Clause 10.1 (Increased Costs) and accrued and unpaid interest, any Additional Amounts and Tax Indemnity Amounts, if any.

7.3                            Prepayment in the event of a Change of Control

7.3.1      In the event of a Change of Control, the Borrower shall be required to prepay the Loan on the Change of Control Payment Date to the extent and in the amount that the Lender is required to pay the agreed funding source as a result thereof as set forth in a written notice by the Lender to the Borrower, including computation of such amount, given at least two Business Days prior to the Change of Control Payment Date.

7.3.2      Promptly, and in any event within 10 calendar days after the date of any Change of Control, the Borrower shall deliver to the Lender (and, following the execution of the agreements entered into in connection with the agreed funding source, to the party designated by such agreements) a written notice in the form of an Officers’ Certificate, which notice shall be irrevocable (but may, in respect of sub-clause (iii), be amended), stating:

(i)           that a Change of Control has occurred;

(ii)          the Change of Control Payment Date, which date shall be the next Business Day occurring on or after 60 calendar days from the such notice is delivered; and

(iii)         the circumstances and relevant facts giving rise to such Change of Control, including, to the extent available, information with respect to pro forma historical income, cash flow and capitalisation for the most recent complete financial period that is subject to a review by auditors, each after giving effect to such Change of Control and events causing such Change of Control, and the date upon which such Change of Control is deemed to have occurred.

7.3.3                   On the Business Day prior to the Change of Control Payment Date, the Borrower shall deposit in the Account an amount in cash equal to the amount payable hereunder to the Lender by the Borrower.

7.4                            Notice of prepayment

Without prejudice to any other requirement in this Agreement, any notice of prepayment given by the Borrower pursuant to Clause 7.1 (Prepayment for Tax Reasons) or Clause 7.2 (Prepayment for Reasons of Increased Costs) hereof, shall be irrevocable, shall specify the date upon which such prepayment is to be made and shall oblige the Borrower to make such prepayment one Business Day prior to such date.

7.5                            Costs of prepayment

The Borrower shall, on the date of prepayment, pay all accrued and unpaid interest, any Additional Amounts and any Tax Indemnity Amounts (each only with respect to the amount subject to such prepayment), as of such date of prepayment and all other amounts payable to the Lender hereunder in connection with such prepayment. The Borrower shall indemnify the Lender on demand against any costs and expenses reasonably incurred and properly documented by the Lender on account of any prepayment made in accordance with this Clause 7 (Prepayment).

7.6                            No other repayments

The Borrower shall not repay the whole or any part of the amount of the Loan except at the times and in the manner expressly provided for in this Agreement.

7.7                            Purchase of instruments issued to the agreed funding source

The Borrower and its Subsidiaries may purchase instruments issued to the agreed funding source at any time in the open market or otherwise. If such instruments are surrendered by the Borrower or any of its Subsidiaries to the Lender, as issuer of such instruments, for cancellation (together with an authorisation addressed to the agent of the Lender to cancel such instruments), the Lender shall credit the Borrower with the prepayment of an amount of the Loan equal to the principal amount of such cancelled instruments.

8                                      Taxes

8.1                            Additional amounts

8.1.1                   Subject to Clause 8.1.2, all payments made by the Borrower under or with respect to the Loan will be made free and clear of, and without withholding or deduction for, or on account of any present or future tax, duty, levy, impost, assessment, or other governmental charge (including penalties, interest and other liabilities related thereto) (collectively, “Taxes”) imposed or levied by or on behalf of any government or political subdivision or territory or possession of any government or authority or Agency therein or thereof having the power to tax (each, a “Taxing Authority”) within Russia or Luxembourg (or any Qualifying Jurisdiction in which the Lender or any successor thereto is resident for tax purposes), unless the Borrower is required to withhold or deduct Taxes by law or by the interpretation or administration thereof. For the avoidance of doubt, this Clause 8.1 shall not apply to any taxes on income payable by the Lender.

8.1.2                   If at any time the Borrower is required to withhold or deduct any amount for or on account of Taxes imposed or levied by or on behalf of any Taxing Authority within Russia or Luxembourg (or any Qualifying Jurisdiction in which the Lender or any successor thereto is resident for tax purposes) from any payment made under or with respect to the Loan, the Borrower shall, on the due date for such payment, pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by the Lender (including Additional Amounts) in U.S. dollars after such withholding or deduction will not be less than the amount the Lender would have received if such Taxes had not been withheld or deducted and free from liability in respect of such withholding or deduction; provided, however, that for the avoidance of doubt, such Additional Amounts shall not be payable with respect to any Taxes on income payable by the Lender.

8.1.3                   The Borrower will also:

(i)                                  make such withholding or deduction; and

(ii)                               remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

8.1.4                   If the Lender pays any amount in respect of such Taxes in respect of which Additional Amounts are payable (without prejudice to, and duplication of, the provisions of Clause 8.3 (Tax Indemnity)), the Borrower shall reimburse the Lender in U.S. dollars for such payment on demand.

8.1.5      Whenever this Agreement mentions, in any context, the payment of amounts based upon the principal or premium, if any, interest or of any other amount payable under or with respect to the Loan, this includes, without duplication, payment of any Additional Amounts and Tax Indemnity Amounts that may be applicable.

The foregoing provisions shall apply, modified as necessary, to any Taxes imposed or levied by any Taxing Authority in any jurisdiction in which any successor of the Borrower is organised.

8.2                            Payments

The Lender shall assist the Borrower in ensuring that all payments made under this Agreement are exempt from deduction or withholding of Tax.

8.3                            Tax indemnity

Without prejudice to, and without duplication of, the provisions of Clause 8.1 (Additional Amounts):

8.3.1                   if at any time the Lender makes or is required to make any payment to a Person (other than to or for the account of the agreed funding source) on account of Tax (other than Taxes on income payable by the Lender) in respect of the Loan or in respect of any instruments issued to, or documents entered into with, the agreed funding source imposed by any Taxing Authority of or in Russia, Luxembourg or any Qualifying Jurisdiction in which the Lender or any successor thereto is resident for tax purposes, or any liability in respect of any such Tax is asserted, imposed, levied or assessed against the Lender, the Borrower shall, as soon as reasonably practicable following, and in any event within 30 calendar days of, written demand made by the Lender, indemnify the Lender against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith; and

8.3.2                   if at any time a Taxing Authority imposes an obligation on the Lender to withhold or deduct any amount on any payment made or to be made by the Lender to or for the account of the agreed funding source and the Lender is required by any instruments issued to, or documents entered into with, the agreed funding source, to pay additional amounts to such agreed funding source in connection therewith, the Borrower shall, as soon as reasonably practicable following, and in any event within 30 calendar days of, written demand made by the Lender, pay to the Lender such additional amounts as may be necessary so that the net amount received by the agreed funding source (including such additional amounts) in U.S. dollars after such withholding or deduction will not be less than the amount such agreed funding source would have received if such withholdings or deductions had not been made and free from liability in respect of such withholding or deduction.

Any payments required to be made by the Borrower under this Clause 8.3 are collectively referred to as “Tax Indemnity Amounts”. For the avoidance of doubt, the provisions of this Clause 8.3 shall not apply to any withholding or deductions of Taxes with respect to the Loan which are subject to payment of Additional Amounts under Clause 8.1 (Additional Amounts).

8.4                            Tax claims

If the Lender intends to make a claim for any Tax Indemnity Amounts pursuant to Clause 8.3 (Tax Indemnity), it shall notify the Borrower thereof; provided that nothing herein shall require the Lender to disclose any confidential information relating to the organisation of its affairs.

8.5                            Tax credits and tax refunds

8.5.1                   If any Additional Amounts are paid under Clause 8.1 (Additional Amounts) or Tax Indemnity Amounts are paid under Clause 8.3 (Tax Indemnity) by the Borrower for the benefit of the Lender and the Lender, in its reasonable opinion, determines that it has received or been granted a credit against, a relief or remission for, or a repayment of, any Tax, then, if and to the extent that the Lender, in its reasonable opinion, determines that such credit, relief, remission or repayment is in respect of or calculated with reference to the deduction or withholding giving rise to such Additional Amounts or, in the case of Tax Indemnity Amounts, with reference to the liability, expense or loss to which the payment giving rise to such Tax Indemnity Amounts relates, the Lender shall, to the extent that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Borrower such amount as the Lender shall, in its reasonable opinion, have concluded to be attributable to such deduction or withholding or, as the case may be, such liability, expense or loss; provided that the Lender shall not be obliged to make any payment under this Clause 8.5 in respect of such credit, relief, remission or repayment until the Lender is, in its reasonable opinion, satisfied that its tax affairs for its tax year in respect of which such credit, relief, remission or repayment was obtained have been finally settled. Any such payment shall, in the absence of manifest error and subject to the Lender specifying in writing in reasonable detail the calculation of such credit, relief, remission or prepayment and of such payment and providing relevant supporting documents evidencing such matters, be conclusive evidence of the amount due to the Borrower hereunder and shall be accepted by the Borrower in full and final settlement of its rights of reimbursement hereunder in respect of such deduction or withholding. Nothing contained in this Clause 8.5 shall interfere with the right of the Lender to arrange its tax affairs generally in whatever manner it thinks fit nor oblige the Lender to disclose any information relating to its tax affairs generally or any computations in respect thereof.

8.5.2                   If as a result of a failure to obtain relief from deduction or withholding of any Tax imposed by Russia or Luxembourg (or any Qualifying Jurisdiction in which the Lender or any successor thereto is resident for tax purposes) (i) such Tax is deducted or withheld by the Borrower and pursuant to Clause 8.1 (Additional Amounts) an increased amount is paid by the Borrower to the Lender in respect of such deduction or withholding, and (ii) following the deduction or withholding of Tax as referred to above, (A) the Borrower applies on behalf of the Lender to the relevant Russian Taxing Authorities for a tax refund and such tax refund is credited by the Russian Taxing Authorities to the Lender or (B) if such tax refund is otherwise credited by a relevant Taxing Authority to the Lender pursuant to a final decision of such Taxing Authority, the Lender shall as soon as reasonably possible notify the Borrower of the receipt of such tax refund and promptly transfer the entire amount of the tax refund to a bank account of the Borrower specified for that purpose by the Borrower.

8.6                            Representations of the Lender

The Lender represents that (a) it is a bank which at the date hereof is a resident of Luxembourg, is subject to taxation in Luxembourg on the basis of its registration as a legal entity, location of its management body or another similar criterion and it is not subject to taxation in Luxembourg merely on income from sources in Luxembourg or connected with property located in Luxembourg; (b) it will account for the Loan on the date of closing on its balance sheet as an asset under “loans and advances to customers” and any arrangements with the agreed funding source as a liability under “liabilities evidenced by paper”; and (c) at the date hereof, it does not have a permanent establishment in Russia.

The Lender shall make reasonable and timely efforts to assist the Borrower to obtain relief from withholding of Russian income tax pursuant to the double taxation treaty between Russia and the jurisdiction in which the Lender is incorporated, including its obligations under Clause 8.8 (Delivery of Forms). The Lender makes no representation as to the application or interpretation of any double taxation treaty between Russia and the jurisdiction in which the Lender is incorporated.

8.7                            Exceptions

The Lender agrees promptly, upon becoming aware of such, to notify the Borrower if it ceases to be resident in Luxembourg or a Qualifying Jurisdiction or if any of the representations set forth in Clause 8.6 (Representations of the Lender) are no longer true and correct. If the Lender ceases to be resident in Luxembourg or a Qualifying Jurisdiction, then, except in circumstances where the Lender has ceased to be resident in Luxembourg or a Qualifying Jurisdiction by reason of any Change of Law (including a change in a double taxation treaty or in such law or treaty’s application or interpretation), in each case taking effect after the date of this Agreement, the Borrower shall not be liable to pay to the Lender under Clause 8.1 (Additional Amounts) or Clause 8.3 (Tax Indemnity) any sum in excess of the sum it would have been obliged to pay if the Lender had not ceased to be resident in Luxembourg or a Qualifying Jurisdiction.

8.8                            Delivery of forms

The Lender shall within 30 calendar days of the request of the Borrower, to the extent it is able to do so under applicable laws including Russian laws, deliver to the Borrower a certificate issued by the competent Taxing Authority in Luxembourg (or any Qualifying Jurisdiction in which the Lender or any successor thereto is resident for tax purposes) confirming that the Lender is a tax resident in Luxembourg (or any Qualifying Jurisdiction in which the Lender or any successor thereto is resident for tax purposes) and such other information or forms as the Borrower may need to be duly completed and delivered by the Lender to enable the Borrower to apply to obtain relief from deduction or withholding of Russian Tax after the date of this Agreement or, as the case may be, to apply to obtain a tax refund if a relief from deduction or withholding of Russian Tax has not been obtained. The Lender shall, within 30 calendar days of the request of the Borrower, to the extent it is able to do so under applicable laws including Russian laws, from time to time deliver to the Borrower any additional duly completed application forms as need to be duly completed and delivered by the Lender to enable the Borrower to apply to obtain relief from deduction or withholding of Russian Tax or, as the case may be, to apply to obtain a tax refund if a relief from deduction or withholding of Russian Tax has not been obtained. The certificate and, if required, other forms referred to in this Clause 8.8 shall be duly signed by the Lender, if applicable, and stamped or otherwise approved by the competent Taxing Authority in Luxembourg (or any Qualifying Jurisdiction in which the Lender or any successor thereto is resident for tax purposes) and apostilled or otherwise legalised. If a relief from deduction or withholding of Russian Tax under this Clause 8.8 has not been obtained and further to an application of the Borrower to the relevant Russian Taxing Authorities the latter requests the Lender’s rouble bank account details, the Lender shall at the request of the Borrower (x) use reasonable efforts to procure that such rouble bank account of the Lender is duly opened and maintained, and (y) thereafter furnish the Borrower with the details of such rouble bank account. The Borrower shall pay for all costs associated, if any, with opening and maintaining such rouble bank account.

8.9                            Tax treatment

The Borrower and the Lender hereby agree to treat the Loan as a debt obligation of the Borrower payable to the Lender, as the beneficial owner of such debt obligation, for Russian and Luxembourg tax purposes.

9                                      Tax Receipts

9.1                            Notification of requirement to deduct tax

If, at any time, the Borrower is required by law to make any deduction or withholding from any sum payable by it hereunder, or if thereafter there is any change in the rates at which or the manner in which such deductions or withholdings are calculated, the Borrower shall promptly notify the Lender.

9.2                            Evidence of payment of tax

The Borrower will make all reasonable endeavours to obtain certified copies, and translations into English, of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Taxing Authority imposing such Taxes. The Borrower will furnish to the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, to the party designated by such agreements), within 60 calendar days after the date the payment of any Taxes so deducted or withheld is due pursuant to applicable law, either certified copies of tax receipts evidencing such payment by the Borrower or, if such receipts are not obtainable, other evidence of such payments by the Borrower.

10                               Changes in Circumstances

10.1                     Increased costs

If, by reason of (i) any Change of Law, other than a Change of Law which relates only to the basis or rate of Tax on the net income of the Lender or the amounts required pursuant to the Fee Letter, and/or (ii) compliance with any Capital Adequacy Requirement, reserve or deposit requirement or any other request from or requirement of any central bank or other fiscal, monetary or other authority which has effect in Luxembourg (or any Qualifying Jurisdiction in which the Lender or any successor thereto is resident for tax purposes):

10.1.1            the Lender incurs an additional cost as a result of the Lender’s entering into or performing its obligations, including its obligation to make the Loan, under this Agreement (excluding Taxes payable by the Lender on its net income); or

10.1.2            the Lender becomes liable to make any additional payment on account of Tax or otherwise, not being a tax imposed on its net income or the amounts due pursuant to the Fee Letter, on or calculated by reference to the amount of the Loan and/or to any sum received or receivable by it hereunder except where compensated under Clause 8.1 (Additional Amounts) or under Clause 8.3 (Tax Indemnity), then the Borrower shall, from time to time within 30 calendar days of written demand of the Lender, pay to the Lender amounts sufficient to hold harmless and indemnify it from and against, as the case may be, such properly documented (1) cost or (2) liability; provided that the Lender will not be entitled to indemnification where such increased cost or liability arises as a result of the gross negligence, fraud or wilful default of the Lender; and provided that the amount of such increased cost shall be deemed not to exceed an amount equal to the proportion of any cost or liability which is directly attributable to this Agreement.

10.2                     Increased costs claims

If the Lender intends to make a claim pursuant to Clause 10.1 (Increased Costs), it shall notify the Borrower thereof and provide a written description in reasonable detail of the relevant Change of Law or Capital Adequacy Requirement, as the case may be, including a description of the relevant affected jurisdiction or country and the date on which the change in circumstances took effect; provided that nothing herein shall require the Lender to disclose any confidential information relating to the organisation of its or any other person’s affairs. The written description shall demonstrate the connection between the change in circumstance and the increased costs and shall be accompanied by relevant supporting documentation evidencing the matters described therein.

10.3                     Illegality

If, at any time after the date of this Agreement, it is unlawful for the Lender to make, fund or allow to remain outstanding the Loan made or to be made by it hereunder or to maintain its agreed funding source of the Loan, then the Lender shall, after becoming aware of the same, deliver to the Borrower a written notice, setting out in reasonable detail the nature and extent of the relevant circumstances, to that effect and:

10.3.1            if the Loan has not then been made, the Lender shall not thereafter be obliged to make the Loan; and

10.3.2            if the Loan is then outstanding and the Lender so requests, the Borrower shall, on the latest date permitted by relevant law or, if such notice is received after the latest date permitted by relevant law, on the date which is three Business Days after such request is received by the Borrower, or such earlier day as the Borrower elects (as notified to the Lender upon not less than 30 calendar days’ written notice prior to the date of repayment), repay the Loan together with accrued and unpaid interest thereon, any Tax Indemnity Amounts and all other amounts owing to the Lender hereunder.

10.4                     Mitigation

If circumstances arise which would result in:

10.4.1            any payment falling due to be made by or to the Lender or for its account pursuant to Clause 10.3 (Illegality);

10.4.2            any payment falling due to be made by the Borrower pursuant to Clause 8.1 (Additional Amounts); or

10.4.3            a claim for indemnification pursuant to Clause 8.3 (Tax Indemnity) or Clause 10.1 (Increased Costs),

then, without in any way limiting, reducing or otherwise qualifying the rights of the Lender or the Borrower’s obligations under any of the above mentioned provisions, the Lender shall, upon becoming aware of the same, notify the Borrower thereof and, in consultation with the Borrower and to the extent it can lawfully do so and without prejudice to its own position, take reasonable steps to remove such circumstances or mitigate the effects of such circumstances including, without limitation, by the change of its lending office or transfer of its rights or obligations under this Agreement to another bank; provided that the Lender shall be under no obligation to take any such action if, in its opinion, to do so might have any adverse effect upon its business, operations or financial condition or might be in breach of any arrangements which it may have made with the agreed funding source.

11                                Representations and Warranties of the Borrower

The Borrower makes the following representations and warranties and acknowledges that the Lender has entered into this Agreement in reliance on those representations and warranties.

11.1                      Due organisation

Each of the Borrower and its Subsidiaries has been duly incorporated and is validly existing as a legal entity in good standing (where such concept or an analogous concept exists) under the laws of its jurisdiction of incorporation and has full power and authority (corporate and other) to own or lease its properties and conduct its business as described in the Offering Memorandum, except where the failure to do so would not have a Material Adverse Effect; and the Borrower and each of its Subsidiaries is duly qualified to do business as a legal entity in good standing (where such concept or an analogous concept exists) in all jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to do so would not have a Material Adverse Effect.

11.2                      Authorisations

The Borrower has full corporate power and authority to enter into this Agreement, and this Agreement has been duly authorised, executed and delivered by the Borrower, and is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except that the enforcement thereof may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganisation, moratorium and other similar laws relating to or affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

11.3                      No conflict

Neither the Borrower nor any of its Subsidiaries is in violation of its charter or by-laws or other constitutive documents; and no default exists, and no event has occurred which, with notice or lapse of time or both, would constitute a default in the due performance and observance of any term, covenant or condition of any agreement or instrument (for the avoidance of doubt including this Agreement) to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries is bound or to which any of their respective properties is subject, except, in each case, where such violation, default or event would not, individually or in the aggregate, have a Material Adverse Effect.

The execution, delivery and performance of this Agreement by the Borrower, the compliance by the Borrower with all the provisions hereof and the consummation of the transactions contemplated hereby (a) will not require any consent, approval, authorisation or other order of any court, regulatory body, administrative agency or other governmental body (except such as may be required under the securities or Blue Sky laws of the various states of the United States or any securities laws of any jurisdiction other than Russia, Luxembourg, the United Kingdom and the Federal law of the United States) except for such consents, approvals, authorisations or other orders as have been obtained and which are in full force and effect and except for such consents as may be obtained within 30 days of the requirement for such consent arising, (b) will not conflict with or constitute a breach of any of the terms or provisions of, or constitute a default under, the charter or other constitutive documents of the Borrower, (c) will not conflict with or constitute a breach of any agreement, indenture or other instrument to which the Borrower or any of its Subsidiaries is a party or by which the Borrower, any of its Subsidiaries or their respective property or assets is bound, and (d) will not violate or conflict with any laws, administrative regulations or rulings or court decrees applicable to the Borrower, any of its Subsidiaries or their respective property, except, in the case of Clause (c), for any conflict, breach or violation which would not have a Material Adverse Effect.

11.4                      Financial statements

The audited consolidated financial statements of the Borrower and the related notes thereto as set out in the Offering Memorandum were prepared in accordance with U.S. GAAP consistently applied throughout the periods involved and present fairly, in all material respects, the consolidated financial position of the Borrower as at the dates at which they were prepared and the results of the operations and the cash flows of the Borrower in respect of the periods for which they were prepared. The other financial and statistical information and data, including, but not limited to, the 2003, 2004 and 2005 financial data as set out in the Offering Memorandum is, in all material respects, accurately presented and prepared on a basis consistent with such financial statements, where applicable, and the books and records of the Borrower and its Subsidiaries. Since 31 December 2005 (a) there has been no material adverse change in the condition (financial or otherwise) or affecting the business, prospects, financial position, or results of operations of the Borrower or the Borrower and its Subsidiaries taken as a whole, whether or not arising from transactions in the ordinary course of business; and (b) neither the Borrower nor any of its Subsidiaries has entered into any transaction or agreement material to the Borrower or to the Borrower and its Subsidiaries taken as a whole, other than in the ordinary course of business.

11.5                      No other indebtedness

The Borrower has no Indebtedness, other than Indebtedness (a) as set forth in the 31 December 2005 audited consolidated balance sheet of the Borrower; (b) as disclosed in the Offering Memorandum or (c) that in the aggregate would not have a Material Adverse Effect.

11.6                      Payment in U.S. Dollars

All payment obligations of the Borrower under this Agreement are required by the terms hereof to be paid in U.S. dollars, and the Borrower does not require any approvals, consents, licenses and permissions to make and may make such payments in U.S. dollars.

11.7                      Taxes

Except as disclosed in the Offering Memorandum, each of the Borrower and the Significant Subsidiaries has duly filed with the appropriate Taxing Authorities, or has received an extension for filing with respect to, all tax returns, reports and other information required to be filed by it, and each such tax return, report, or other information was, when filed, accurate and complete in all material respects; and, except as disclosed in the Offering Memorandum, each of the Borrower and the Significant Subsidiaries has duly paid, or has made adequate reserves for, all Taxes required to be paid by it and any other assessment, fine or penalty levied against it, and to the best of the Borrower’s knowledge, no Tax deficiency is currently asserted against the Borrower or any of the Significant Subsidiaries, except, in each case, where any failure to do so would not have a Material Adverse Effect.

11.8                      Litigation and contracts

Except as disclosed in the Offering Memorandum (which disclosure shall be disregarded for the purposes of Clause 11.21 (Repetition)): (A) there are no pending legal or governmental proceedings against the Borrower or any of its Subsidiaries or any of their respective properties and (B) there are no pending legal or governmental proceedings naming, and, to the best knowledge of the Borrower, there are no threatened legal or governmental proceedings against or naming, the Borrower or any of its Subsidiaries or any of their respective properties that, in each case, if determined adversely to the Borrower or any such Subsidiary, would individually or in the aggregate have a Material Adverse Effect or would have a material adverse effect on the ability of the Borrower to perform its obligations under this Agreement and, to the best knowledge of the Borrower, no such proceedings are contemplated.

11.9                      Labour

There are no labour disputes involving the employees of the Borrower or any of its Subsidiaries that exist, or to the best knowledge of the Borrower, that are threatened, except where such would not, individually or in the aggregate, have a Material Adverse Effect.

11.10               Title, licenses and consents

Except as disclosed in the Offering Memorandum, each of the Borrower and its Subsidiaries possesses all certificates, authorisations, licences and permits issued by appropriate governmental agencies or bodies necessary to conduct the business now conducted by it, except, in each case, where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect and neither the Borrower nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification for any such certificate, authorisation or permit that, if determined adversely to the Borrower or any of its Subsidiaries, could have a Material Adverse Effect.

Except as disclosed in the Offering Memorandum each of the Borrower and its Subsidiaries (A) has good and marketable title to all items of real property owned by it and good and marketable title to all other property and assets owned by it, in each case free and clear of any security interests, liens, encumbrances, equities, claims and other defects that would affect the value thereof or interfere with the use made or proposed to be made thereof by it, and (B) holds any real property and buildings leased by it under valid, subsisting and enforceable leases with no exceptions that would interfere with the use made or proposed to be made thereof by it, except, in the cases of each of (A) and (B), where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect.

Except as disclosed in the Offering Memorandum the Borrower and each of its Subsidiaries owns or possesses all patents, patent applications, trademarks, service marks, trade names, licenses, copyrights and proprietary or other confidential information currently employed by it in connection with its business (collectively, “intellectual property rights”), except, in each case, where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect; and neither the Borrower nor any of its Subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights that, if determined adversely to the Borrower or any of its Subsidiaries, could individually or in the aggregate have a Material Adverse Effect.

11.11                Adequate insurance

The Borrower and each of its Significant Subsidiaries has, where relevant, applied for insurance with an insurer or insurers of sufficient standing against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged in the jurisdiction where they operate, respectively; the Borrower and each of its Significant Subsidiaries has not been refused any insurance coverage sought or applied for; and the Borrower and each of its Significant Subsidiaries, where relevant, has no reason to believe that they will not be able to obtain, within 60 days of the date of the making of the Loan, such coverage as may be necessary to continue their business at a cost that would not have a Material Adverse Effect.

11.12               No withholding or similar tax

Under current laws and regulations of Russia and Luxembourg and any respective political subdivisions thereof, and based upon the representations of the Lender set forth in Clause 8.6 (Representations of the Lender) hereof, all payments of principal and/or interest, Additional Amounts, Tax Indemnity Amounts or any other amounts payable on or in respect of the Loan may be paid by the Borrower to the Lender in U.S. dollars and will not be subject to Taxes under laws and regulations of Russia and Luxembourg, or any political subdivision or Taxing Authority thereof or therein, respectively, and will otherwise be free and clear of any other Tax, duty, withholding or deduction in Luxembourg, Russia, or any political subdivision or Taxing Authority thereof or therein (provided, however, that the Borrower makes no representation as to any income or similar Tax of Luxembourg (or any Qualifying Jurisdiction) which may be assessed thereon) and without the necessity of obtaining any governmental authorisation in Russia or Luxembourg or any political subdivision or Taxing Authority thereof or therein.

11.13               Not an investment company

Without regard to the number or nature of the holders of their securities the Borrower is not and, after giving effect to the Loan and the application of the proceeds thereof will not be, required to register as an “investment company” as defined in the U.S. Investment Company Act of 1940, as amended.

11.14                 Rating

No Rating Agency (a) has imposed (or has informed the Borrower that it is considering imposing) any condition (financial or otherwise) on the Borrower’s retaining any rating assigned to the Borrower or any securities of the Borrower or (b) has indicated to the Borrower that it is considering (i) the downgrading, suspension or withdrawal of, or any review for a possible change that does not indicate the direction of the possible change in, any rating so assigned or (ii) any change in the outlook for any rating of the Borrower, as applicable, or any securities of the Borrower.

11.15               No liquidation or similar proceedings

No receiver or liquidator (or similar person) has been appointed in respect of the Borrower or any Subsidiary of the Borrower or in respect of any part of the assets of the Borrower or any Subsidiary of the Borrower; no resolution, order of any court, regulatory body, governmental body or otherwise, or petition or application for an order, has been passed, made or presented for the winding up of the Borrower or any Subsidiary of the Borrower or for the protection of the Borrower or any such Subsidiary from its creditors; and the Borrower has not, and no Subsidiary of the Borrower has, stopped or suspended payments of its debts, become unable to pay its debts or otherwise become insolvent except, with respect to a Subsidiary of the Borrower, any such occurrence that (i) is in the ordinary course of, and incidental to, a reorganisation of the Group otherwise not prohibited by this Agreement and (ii) would not result in a Material Adverse Effect.

11.16               Certificates

Each certificate signed by any director or officer of the Borrower and delivered to the Lender or counsel for the Lender on the date of the making of the Loan shall be deemed to be a representation and warranty by the Borrower to the Lender as to the matters covered thereby.

11.17               Pari passu obligations

The obligations of the Borrower under this Agreement will rank at least pari passu in right of payment with all other unsecured and unsubordinated obligations of the Borrower, except as otherwise provided by mandatory provisions of applicable law.

11.18               No stamp taxes

Under the laws of Russia in force at the date hereof, it is not necessary that any stamp, registration or similar Tax be paid on or in relation to this Agreement.

11.19               No events of default

No event has occurred or circumstances arisen which would (whether or not with the giving of notice and/or the passage of time) constitute an event described in Clause 15 (Events of Default).

11.20               Health, safety and environment

Each of the Borrower and its Subsidiaries is in compliance with all statutes, and all rules, regulations, requirements, decisions and orders of, and agreements with, any governmental agency or body and any court, relating to the protection of human health and safety (including occupational health and safety), the use, handling, transportation, disposal or release of hazardous or toxic substances, or the protection or restoration of the environment (collectively, “hse laws”), and has received, and is in compliance with all terms and conditions of, all permits, licenses or other approvals required of it under applicable hse laws in order to conduct its business, except, in each case, where the failure to be in compliance with or receive such permits, licenses or other approvals would not, individually or in the aggregate, have a Material Adverse Effect;

Neither the Borrower nor any of its Subsidiaries is subject to any claims, costs or liabilities associated with any hse laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with hse laws or to acquire or comply with the terms and conditions of any permit, license or approval under any hse laws, any constraints on operating activities and any potential liabilities to third parties) which could, individually or in the aggregate, have a Material Adverse Effect; and, to the best of the Borrower’s knowledge, having made all due inquiries, there are no past or present events, conditions, circumstances, activities, practices, incidents or actions that would be reasonably likely to give rise to such costs, liabilities or claims;

11.21               Repetition

Each of the representations and warranties in Clause 11 (Representations and Warranties of the Borrower) shall be deemed to be repeated by the Borrower on the date of the making of the Loan and each of Clause 11.1 (Due Organisation) (solely with respect to the Borrower and provided that, upon the occurrence of a merger or sale of assets pursuant to Clause 14.6 (Mergers and Similar Transactions), the Borrower is the Surviving Entity), Clause 11.2 (Authorisations) Clause 11.3 (No Conflict) and Clause 11.8 (Litigation and Contracts) (solely with respect to any legal or governmental proceedings pending or, to the best knowledge of the Borrower, threatened in writing delivered to the Borrower, before any court, tribunal, arbitration panel or Agency challenging the lawfulness, validity or enforceability of this Agreement (except for any such proceedings as may have been disclosed in writing by the Borrower to the Lender prior to the relevant date of repetition) shall be deemed to be repeated and updated on each Interest Payment Date. The Borrower shall inform the Lender in writing of any breach or prospective breach of such deemed repeated representations and warranties as soon as it becomes aware of the same.

12                               Representations and Warranties of the Lender

In addition to the representations and warranties set forth in Clause 8.6 (Representations of the Lender), the Lender makes the representations and warranties set out in Clause 12.1 (Status) to Clause 12.4 (No Conflicts), inclusive, and acknowledges that the Borrower has entered into this Agreement in reliance on those representations and warranties.

12.1                     Status

The Lender is duly incorporated under the laws of Luxembourg and is resident in Luxembourg for taxation purposes and has full corporate power and authority to enter into this Agreement and any other agreements relating to the agreed funding source, and to undertake and perform the obligations expressed to be assumed by it herein and therein.

12.2                     Authorisation

Each of this Agreement and any other agreements entered into in connection with the agreed funding source has been duly authorised, executed and delivered by the Lender, and is a legal, valid and binding obligation of the Lender, enforceable against the Lender in accordance with its terms, except that the enforcement thereof may be subject to bankruptcy, insolvency, fraudulent conveyance, reorganisation, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles.

12.3                     Consents and approvals

All authorisations, consents and approvals required by the Lender for or in connection with the execution of this Agreement and any other agreements relating to the agreed funding source and the performance by the Lender of the obligations expressed to be undertaken in such agreements have been obtained and are in full force and effect.

12.4                     No conflicts

The execution of this Agreement and any other agreements relating to the agreed funding source and the undertaking and performance by the Lender of the obligations expressed to be assumed by it herein and therein will not conflict with, or result in a breach of or default under, the laws of Luxembourg or the constitutive documents of the Lender.

13                               Financial Information

The Borrower will, at its own expense, so long the Loan remains outstanding, furnish to the Lender, copies of all reports and other communications (financial or other) furnished to stockholders of the Borrower and furnish to the Lender, (i) as promptly as practicable, copies of any reports and financial statements furnished to or filed with any securities exchange (other than any securities exchange in Russia) on which any class of securities of the Borrower is listed (such financial statements to be on a consolidated basis and prepared in accordance with U.S. GAAP consistently applied with the preceding period); and (ii) such additional publicly available information concerning the business and financial condition of the Borrower as the Lender may from time to time reasonably request. In addition, the Borrower shall furnish to the Lender, such information as the London Stock Exchange plc (or any other or further stock exchange or stock exchanges or any other relevant authority or authorities on which the instruments issued to the agreed funding source may, from time to time, be listed or admitted to trading) may require in connection with the listing or admittance to trading on such stock exchange or relevant authority of instruments issued to the agreed funding source.

(i) On each anniversary of this Agreement and (ii) within 14 days of any request by the Lender, the Borrower shall deliver to the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, to the party designated by such agreements) an Officers’ Certificate (a) stating that to the best of each of the Officers’ knowledge (i) the Borrower has kept, observed, performed and fulfilled each and every covenant, and complied with the covenants and conditions contained in this Agreement and (ii) the Borrower is not in default in the performance or observance of any of the terms, provisions and conditions hereof (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he may have knowledge) and (b) setting out the calculations of the ratios set out in Clause 14.10 and 14.13 and (c) identifying, as at a date no more than 14 days before the date of such certificate, those Subsidiaries which are Significant Subsidiaries.

The Borrower will within 14 days of any reasonable request by the Lender provide the Lender with such further information other than information which the Borrower determines in good faith to be confidential about the business and financial condition of the Borrower and its Subsidiaries as the Lender may require (including (i) information deliverable pursuant to Clause 13.1.5 of the Trust Deed and (ii) an Officers’ Certificate pursuant to Clause 13.1.5 of the Trust Deed detailing any instruments issued in respect of the agreed funding source held by or on behalf of the Borrower, its shareholders or any of its Subsidiaries).

14                               Covenants

14.1                     Liens

The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) on any asset now owned or hereafter acquired, or any income or profits therefrom, which secures any Indebtedness, unless the Loan and any other sum owing hereunder are secured by a Lien equally and rateably with the Liens securing such other Indebtedness; provided that if such Indebtedness is subordinated Indebtedness of the Borrower, the Lien securing such Indebtedness shall be subordinate or junior to the Lien securing the Loan, with the same relative priority as such Indebtedness shall have with respect to the Loan.

14.2                     Stay, extension and usury laws

The Borrower covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Agreement; and the Borrower (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, to the party designated by such agreements), but will suffer and permit the execution of every such power as though no such law had been enacted.

14.3                     Asset sales

The Borrower will not, and will not permit any of its Subsidiaries to consummate any Asset Sale, unless the proceeds received by the Borrower or such Subsidiary, as the case may be, are at least equal to the Fair Market Value of the assets sold or disposed of (as determined in good faith by the Board of Directors of the Borrower or the relevant Subsidiary) and an amount equal to such proceeds (less any costs plus reasonable expenses incurred in relation to such Asset Sale) is either (a) applied to repay permanently any Indebtedness (other than subordinated Indebtedness) of the Borrower or any Subsidiary or (b) invested in assets (including Capital Stock) of a nature or type that is used or usable in the business of the Borrower or any Subsidiary, being any food and beverage business that the Borrower or any such Subsidiary may conduct at the relevant time, in each case within 360 days of the date when such proceeds are received.

14.4                     Transactions with affiliates and related persons

14.4.1            Subject to sub-clause 14.4.2 below, the Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, enter into, permit to exist, renew or extend any transaction or series of related transactions (including, without limitation, the purchase, sale, transfer, assignment, lease, conveyance or exchange of property or assets, or the rendering of any service) (each a “Transaction”) with, or for the benefit of, any Related Person of the Borrower (or any Affiliate of such Person) or with, or for the benefit of, any Affiliate of the Borrower, unless any such Transaction or series of related Transactions is made upon fair and reasonable terms no less favourable to the Borrower or such Subsidiary, as the case may be, than could be obtained, at the time of such Transaction or, if such Transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arms’-length Transaction with, or for the benefit of, a Person that is not a Related Person of the Borrower (or any Affiliate of such Person) or an Affiliate of the Borrower.

No such Transaction shall be consummated unless, in the case of a Transaction or series of related Transactions involving aggregate consideration equal to or in excess of U.S.$5 million, the Borrower or the relevant Subsidiary, as the case may be, obtains the approval of its Board of Directors.

14.4.2            The limitations in sub-clause 14.4.1 above shall not limit, and shall not apply to any Transaction or series of related Transactions solely between the Borrower and any of its Subsidiaries or solely between Subsidiaries of the Borrower.

14.5                     Change of control

Upon the occurrence of a Change of Control, the Borrower shall prepay the Loan, in whole or in part, pursuant to and subject to the conditions described in Clause 7.3 (Prepayment in the event of a Change of Control), under the definition of Change of Control.

14.6                     Mergers and similar transactions

14.6.1            Subject to sub-clause 14.6.2 below the Borrower shall not merge with or into or enter into a transaction whose effect would be similar to that of a merger (including, but not limited to, by way of an acquisition through a share-for-share exchange or contribution of assets) or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (each a “merger”) to, any Person or permit any Person to merge with or into the Borrower:

(i)           unless the Borrower shall be the continuing Person, or the Person (if other than the Borrower) into which the Borrower is merged or that acquired or leased such property and assets of the Borrower (the “Surviving Entity”) shall be a company organised and validly existing under the laws of the Russian Federation or any other jurisdiction the organisation of the Surviving Entity under the laws of which would not, at the time of the relevant transaction, cause the Surviving Entity to be required to provide payments of Additional Amounts or Tax Indemnity Amounts, and shall expressly assume, by amendment hereto, executed and delivered by such

Surviving Entity to the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, to the party designated by such agreements), in form and substance satisfactory to the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, to the party designated by such agreements), the due and punctual payment of the principal of and interest on the Loan, as the case may be, and the due and punctual performance and observance of all the covenants, conditions and other obligations of the Borrower in respect of the Loan and this Agreement;

(ii)          unless, in the case of a sale, conveyance, transfer, lease or other disposal of all or substantially all of the Borrower’s or its relevant Subsidiary’s property and assets, such property and assets shall have been transferred as an entirety or substantially an entirety in one transaction or a series of related transactions to one Person;

(iii)         unless immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating any Indebtedness which becomes, or is anticipated to become, an obligation of the Surviving Entity or any Subsidiary thereof as a result of such transaction or series of transactions as having been incurred by the Surviving Entity or such Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

(iv)         unless immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating any Indebtedness which becomes, or is anticipated to become, an obligation of the Surviving Entity or any Subsidiary thereof as a result of such transaction or series of transactions as having been incurred by the Surviving Entity or such Subsidiary at the time of such transaction or series of transactions) the Borrower or its Subsidiaries, or any Person becoming the successor obligor of the Loan would be able to incur an additional $1.00 of Indebtedness pursuant to Clause 14.10 (Financial Covenant) hereof; and

(v)          unless the Borrower delivers to the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, to the party designated by such agreements) an Officers’ Certificate (attaching the arithmetic computations to demonstrate compliance with Clause 14.10 (Financial Covenant) hereof) and an opinion of counsel reasonably acceptable to the Lender, each in form and substance satisfactory to the Lender (and, following the execution of any supplemental agreements entered into in connection with the agreed funding source, to the party designated by such agreements) and in each case stating that such, merger or transfer and such supplemental agreement comply with this provision, that all legal conditions precedent provided for herein relating to such transaction have been complied with and that this Agreement and the Loan constitute legal, valid and binding obligations of the Surviving Entity, enforceable in accordance with their terms, subject, in the case of the opinion of counsel, to customary exceptions, qualifications and limitations.

14.6.2            The restrictions in sub-clauses 14.6.1(ii) and the Officers’ Certificate referred to in (v) above shall not apply to any mergers between the Borrower and any of the Subsidiaries. The restrictions in sub-clauses 14.6.1(v) above shall not apply to any mergers between the Borrower and any of the Subsidiaries if: (i) both relevant entities are incorporated in Russia, (ii) both relevant entities have no business presence or tax residency outside Russia, and (iii) the Borrower (in the event of a merger involving the Borrower), is the Surviving Entity.

14.7                     Maintenance of authorisations

So long as any amount remains outstanding hereunder:

14.7.1            the Borrower shall, and it shall procure that each of its Significant Subsidiaries shall take all necessary action to obtain and do or cause to be done all things necessary, in the opinion of the Borrower or the relevant Significant Subsidiary, to ensure the continuance of its corporate existence, its business and intellectual property relating to its business;

14.7.2            the Borrower shall make or cause to be made all registrations, recordings and filings, and shall obtain and maintain all consents, licences, approvals and authorisations, which may at any time be required to be obtained or made in Russia or any other relevant jurisdiction for the purposes of the execution, delivery or performance of this Agreement and for the validity and enforceability thereof; and

14.7.3            if any regulation, decree, consent, approval, licence or other authority necessary to enable the Borrower to enter into or perform its obligations under this Agreement or for the validity or enforceability thereof expires or is withheld, revoked or terminated or otherwise ceases to remain in full force and effect or is modified in a manner which adversely affects any rights or claims of the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, of the party designated by such agreements) the Borrower shall ensure compliance with any such regulation, decree or other law or rule and/or take such action as would allow it, notwithstanding the coming into force of any such regulation, decree or other law or rule or such revocation of an approval, licence or other authority, to execute, deliver and perform this Agreement and maintain its validity and enforceability (including any rights or claims of the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, of the party designated by such agreements));

provided that, in any case if the Borrower or as the case may be, the relevant Significant Subsidiary can remedy any failure to comply with (i) and (ii) above and can remedy any event contemplated by (iii) above within 60 days of such failure or of the occurrence of such event, then this covenant shall be deemed not to have been breached.

14.8                     Maintenance of property

So long as any amount remains outstanding hereunder, the Borrower and its Significant Subsidiaries will cause all property used in the conduct of its or their business to be maintained and kept in good condition, repair and working order and supplied with all necessary equipments and shall cause to be made all necessary repairs, renewals, replacements and improvements thereof, all as, in the judgments of the Borrower or any

Significant Subsidiary, may be reasonably necessary so that the business carried on in connection therewith may be properly conducted at all times.

14.9                     Payment of taxes

The Borrower shall, and shall cause each of its Subsidiaries to pay or discharge, before the same shall become overdue all Taxes, assessments and governmental levies, except (i) as contested in good faith and by appropriate proceedings and for which adequate reserves, as determined by the Borrower, in accordance with appropriate accounting provisions have been made or (ii) the amount of which, together with all such other unpaid and undischarged Taxes, assessments and governmental levies does not in aggregate exceed U.S.$15 million.

14.10              Financial and Guarantee covenants

The Borrower shall not, and shall not permit any Subsidiary to, incur any Indebtedness, other than:

14.10.1     the Loan; and

14.10.2     any Indebtedness in circumstances where: (1) no Event of Default shall have occurred and be continuing at the time or would occur as a consequence of the incurrence of such Indebtedness, and (2) after giving effect to the incurrence of such Indebtedness on a pro forma basis and the receipt and application of the proceeds therefrom, immediately after such incurrence the ratio of the consolidated Indebtedness to Consolidated EBITDA is 5:1 or lower.

If at any time the ratio of the Borrower’s consolidated Indebtedness to Consolidated EBITDA is equal to or higher than 3.75:1 (the “Trigger Date”) after giving effect to the incurrence of any proposed Indebtedness and the receipt and application of the proceeds therefrom on a pro forma basis, the Borrower will cause each Subsidiary that (i) is on the Trigger Date a guarantor of the Borrower’s loan agreement (the “2008 Loan Agreement”) relating to the US$150,000,000 8.5% Loan Participation Notes due 2008 (the “2008 Notes”) or (ii) if the 2008 Notes are not outstanding on the Trigger Date, would have been a guarantor of the 2008 Loan Agreement on the Trigger Date pursuant to the terms of the 2008 Loan Agreement as of the date of this Agreement, to execute and deliver a guarantee of the Loan in the form attached as Exhibit A hereto.

14.11               No limitation on dividend or other payments affecting Subsidiaries

14.11.1      Subject to sub-clause 14.11.2 below, the Borrower shall not, and shall not cause or permit any of its Subsidiaries to, directly or indirectly create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to:

(i)           pay dividends or make any other distributions on or in respect of its Capital Stock to the Borrower or any Subsidiary of the Borrower or pay any Indebtedness owed to the Borrower or any such Subsidiary;

(ii)          make loans or advances to, or guarantee any Indebtedness or other obligations of the Borrower or any Subsidiary of the Borrower; or

(iii)         transfer any of its property or assets to the Borrower or any of the Borrower’s Subsidiaries.

14.11.2      The provisions of sub-clause 14.11.1 above shall not restrict any encumbrance or restriction:

(i)           arising solely by operation of law;

(ii)          existing under an agreement in effect on the date hereof; provided, however, that the terms, conditions and scope of any such encumbrance or restriction included in any such agreement may be amended only if:

(a)        such amended encumbrance or restriction, when taken together with all the other encumbrances and restrictions in such agreement (as amended), will not be materially more restrictive or disadvantageous (A) to the agreed funding source or the Borrower than the encumbrance or restriction being amended or (B) to the Borrower than is customary in comparable transactions (in each case, as determined by the Borrower); and

(b)        the amended terms, conditions and scope of any such amended encumbrance or restriction, when taken together with the terms, conditions and scope of all the other encumbrances and restrictions in such agreement (as amended), will not materially adversely affect the Borrower’s ability to make principal or interest payments on the Loan (as determined by the Borrower); or

(iii)         contained in the terms of any Indebtedness incurred in compliance with Clause 14.10 (Financial Covenant) hereof or in any agreement pursuant to which such Indebtedness was issued, if:

(a)        the encumbrances and restrictions in any such agreement, when taken as a whole, will not be materially more restrictive or disadvantageous to the Borrower than is customary in comparable transactions (as determined by the Borrower); and

(b)        the terms, conditions and scope of any such encumbrances and restrictions in any such agreement, when taken as a whole, will not materially adversely affect the Borrower’s ability to make principal or interest payments on the Loan (as determined by the Borrower);

14.12              Insurance

The Borrower and each of its Significant Subsidiaries will obtain and maintain insurance with an insurer or insurers of sufficient standing against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged in the jurisdiction where they operate, respectively, at a cost that would not have a Material Adverse Effect; provided that if the Borrower or any such Subsidiary can remedy any failure to comply with the above within 30 days, this covenant shall be deemed not to have been breached.

15                               Events of Default

15.1                     Circumstances which constitute Events of Default

Each of the following constitutes an “Event of Default” with respect to the Loan:

15.1.1            default by the Borrower in the payment of principal of (or premium, if any, on) the Loan, in the currency and in the manner provided herein when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

15.1.2            default by the Borrower in the payment of interest on the Loan, in the currency and in the manner provided herein when the same becomes due and payable if such default continues for a period of 15 Business Days;

15.1.3            failure by the Borrower to prepay the Loan in accordance with Clause 14.5 (Change of Control) hereof;

15.1.4            default by the Borrower in the performance or breach of any other provisions of this Agreement (except in relation to the representations and warranties of the Borrower and Clause 14.7 (Maintenance of Authorisations)) and (except where in any such case that failure is not capable of remedy) that failure continues for a period of 30 days following the submission by the Lender of a notice in writing requiring the breach to be remedied;

15.1.5            a failure to comply with Clause 14.7 hereof (Maintenance of Authorisations);

15.1.6            any representation and warranty of the Borrower in this Agreement or in any other documents, certificate or notice delivered to the Lender in connection with this Agreement or any instruments issued to the agreed funding source proves to be inaccurate, incomplete or misleading in any material respect at the time it was made or repeated or deemed to have been made or repeated if not remedied within 30 days;

15.1.7            any Indebtedness of either the Borrower or any of its Subsidiaries is not paid when due (taking into account any originally applicable grace period), or any Indebtedness of either the Borrower or any of its Subsidiaries is either declared to be or otherwise becomes due and payable prior to its Stated Maturity (otherwise than at the option of the Borrower or any of its Subsidiaries, as the case may be, or (provided that no Event of Default has occurred) any person entitled to such Indebtedness; provided, however, that the total amount of such Indebtedness which is not paid when due or becomes due and payable prior to its Stated Maturity is equal to or greater than U.S.$15 million (or its equivalent in another currency) disregarding any guarantee of the Borrower or its Subsidiaries given in respect of such Indebtedness owed by the Borrower or its Subsidiaries, as the case may be;

15.1.8           any final judgment or order (not covered by insurance) for the payment of money in excess of U.S.$10 million (or, to the extent non-U.S. dollar denominated, the U.S. dollar equivalent of such amount) in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Borrower or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 60 consecutive calendar days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed U.S.$10 million (or, to the extent non-U.S. dollar denominated, the U.S. dollar equivalent of such amount) during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

15.1.9            the validity of this Agreement is contested by the Borrower or the Borrower shall deny any of its obligations under this Agreement; or it is, or will become, unlawful for the Borrower to perform or comply with any of its obligations under or in respect of this Agreement or any of such obligations shall become unenforceable or cease to be legal, valid and binding,;

15.1.10     a decree, judgment, or order by any Agency or a court of competent jurisdiction shall have been entered adjudging the Borrower or any of its Significant Subsidiaries as bankrupt or insolvent, or approving as properly filed a petition seeking reorganisation of the Borrower or any of its Significant Subsidiaries under any bankruptcy or similar law, and such decree or order shall have continued undischarged and unstayed for a period of 60 days; or a decree or order of a court of competent jurisdiction over the appointment of a receiver, liquidator, trustee, or assignee in bankruptcy or insolvency of the Borrower or any of its Significant Subsidiaries, or any substantial part of the assets or property of any such Person, or for the winding up or liquidation of the affairs of any such Person, shall have been entered, and such decree, judgment or order shall have remained in force undischarged and unstayed for a period of 60 days; or

15.1.11      the Borrower or any of its Significant Subsidiaries shall institute proceedings to be adjudicated a voluntary bankrupt, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganisation under any bankruptcy or similar law or similar statute, or shall consent to the filing of any such petition, or shall consent to the appointment of a custodian, receiver, liquidator, trustee or assignee in bankruptcy or insolvency of it or any substantial part of its assets or property, or shall make a general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall, within the meaning of any bankruptcy law, become insolvent, fail generally to pay its debts as they become due, or takes any corporate action in furtherance of or to facilitate, conditionally or otherwise, any of the foregoing.

15.2                     Rights of Lender upon occurrence of an Event of Default

15.2.1            If an Event of Default occurs under this Agreement and is continuing, the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, the party designated by such agreements) may, by written notice (an “Acceleration Notice”) to the Borrower, if the Lender, (and, following the execution of any other agreements entered into in connection with the agreed funding source, the party designated by such agreements) receives written instructions from the agreed funding source,

(i)           declare the obligations of the Lender hereunder to be terminated, whereupon such obligations shall terminate, and

(ii)          declare the principal amount of, premium, if any, and accrued and unpaid interest, Additional Amounts and Tax Indemnity Amounts, if any, on the Loan to be immediately due and payable and the same shall become immediately due and payable, pursuant to and in accordance with the terms of any agreements entered into in connection with the agreed funding source.

15.2.2            If an Event of Default specified in Clause 15.1.8, 15.1.9 or 15.1.10 occurs with respect to the Borrower or any of its relevant Significant Subsidiaries, the obligations of the Lender hereunder shall immediately terminate, and the principal amount of, premium, if any, and accrued and unpaid interest, Additional Amounts and Tax Indemnity Amounts, if any, on the Loan then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, of the party designated by such agreements), all without diligence, presentment, demand of payment, protest or notice of any kind, which are expressly waived by the Borrower.

15.3                     Other remedies

If an Event of Default occurs and is continuing, the Lender by notice to the Borrower (and, following the execution of any other agreements entered into in connection with the agreed funding source, the party designated by such agreements) may pursue any available remedy to collect the payment of principal or interest on the Loan or to enforce the performance of any provision of this Agreement. A delay or omission by the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, by the party designated by such agreements) in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

15.4                     Notification of Default or Event of Default

The Borrower shall promptly on becoming aware thereof inform the Lender of the occurrence of any Default or Event of Default and, upon receipt of a written request to that effect from the Lender, confirm to the Lender that, save as previously notified to the Lender or as notified in such confirmation, no Default or Event of Default has occurred.

16                               Default Interest and Indemnity

16.1                     Default Interest Periods

If any sum due and payable by the Borrower hereunder is not paid on the due date therefor in accordance with the provisions of Clause 19 (Payments) or if any sum due and payable by the Borrower under any judgement of any court in connection herewith is not paid on the date of such judgment, the period beginning on such due date or, as the case may be, the date of such judgment and ending on the date upon which the obligation of the Borrower to pay such sum (the balance thereof for the time being unpaid being herein referred to as an “unpaid sum”) is discharged shall be divided into successive periods, each of which, other than the first, shall start on the last day of the preceding such period and the duration of each of which shall, except as otherwise provided in this Clause 16 (Default Interest and Indemnity), be selected by the Lender, but shall in any event not be longer than one month.

16.2                     Default Interest

During each such period relating thereto as is mentioned in Clause 16.1 (Default Interest Periods) an unpaid sum shall bear interest at a rate per annum equal to the Interest Rate.

16.3                     Payment of Default Interest

Any interest which shall have accrued under Clause 16.2 (Default Interest) in respect of an unpaid sum shall be due and payable and shall be paid by the Borrower at the end of the period by reference to which it is calculated or on such other dates as the Lender may specify by written notice to the Borrower.

16.4                     Borrower’s indemnity

The Borrower undertakes to indemnify the Lender against any reasonably incurred and properly documented cost, claim, loss, expense (including legal fees) or liability, together with any VAT thereon, which it may sustain or incur as a consequence of the occurrence of any Event of Default or any default by the Borrower in the performance of any of the obligations expressed to be assumed by it in this Agreement.

The Borrower also undertakes to indemnify the Lender against any claim, demand, action, liability, damages, cost, loss or expense (including, without limitation, legal fees) arising out of, or in connection with any instruments issued to the agreed funding source, or based on any dispute or issue arising out of, or in connection with, any instruments issued to the agreed funding source.

16.5                     Unpaid sums as advances

Any unpaid sum shall, for the purposes of this Clause 16 (Default Interest and Indemnity) and Clause 10.1 (Increased Costs), be treated as an advance and accordingly in this Clause 16 (Default Interest and Indemnity) and Clause 10.1 (Increased Costs) the term “Loan” includes any unpaid sum and the term “Interest Period,” in relation to an unpaid sum, includes each such period relating thereto as is mentioned in Clause 16.1 (Default Interest Periods).

17                               Amendments to Agreed Funding Source Agreements

Any amendment to, or waivers of any provision of, any agreements entered into in connection with the agreed funding source shall be prohibited without the express written consent of the Borrower, which consent shall not be unreasonably withheld (other than amendments or waivers that are made pursuant to any legal, regulatory or accounting requirement, with respect to which the Lender shall consult with the Borrower to the extent reasonably practicable).

18                               Currency of Account and Payment

18.1                     Currency of account

The U.S. dollar is the currency of account and payment for each and every sum at any time due from the Borrower hereunder.

18.2                     Currency indemnity

If any sum due from the Borrower under this Agreement or any order or judgment given or made in relation hereto has to be converted from the currency (the “first currency”) in which the same is payable hereunder or under such order or judgment into another currency (the “second currency”) for the purpose of (a) making or filing a claim or proof against the Borrower, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation hereto, the Borrower shall indemnify and hold harmless the Lender from and against any loss suffered or reasonably incurred as a result of any discrepancy between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which the Lender may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.

19                               Payments

19.1                     Payments to the Lender

On each date on which this Agreement requires an amount denominated in U.S. dollars to be paid by the Borrower, the Borrower shall make the same available to the Lender by payment in U.S. dollars and in same day funds on such date, or in such other funds as may for the time being be customary in London for the settlement in London of international banking transactions in U.S. dollars, to the Account. The Borrower shall procure that the bank effecting payment on its behalf confirms to the Lender or to such person as the Lender may direct by tested telex or authenticated SWIFT message three Business Days prior to the date that such payment is required to be made by this Agreement the payment instructions relating to such payment.

19.2                     Alternative payment arrangements

If, at any time, it shall become impracticable, by reason of any action of any governmental authority or any Change of Law, exchange control regulations or any similar event, for the Borrower to make any payments hereunder in the manner specified in Clause 19.1 (Payments to the Lender), then the Borrower may agree with the Lender alternative arrangements for such payments to be made; provided that, in the absence of any such agreement, the Borrower shall be obliged to make all payments due to the Lender in the manner specified herein.

19.3                     No set-off

All payments required to be made by the Borrower hereunder shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

20                               Costs and Expenses

20.1                     Transaction expenses and fees

The Borrower agrees to pay the Lender a fee, pursuant to the Fee Letter.

20.2                     Preservation and enforcement of rights

The Borrower shall, from time to time on demand of the Lender and following receipt from the Lender of a description in writing in reasonable detail of the relevant costs and expenses, together with the relevant supporting documents evidencing the matters described therein, reimburse the Lender for all costs and expenses, including legal fees, together with any VAT thereon properly incurred in or in connection with the preservation and/or enforcement of any of its rights under this Agreement except where the relevant claim is successfully defended by the Borrower.

20.3                     Stamp taxes

The Borrower shall pay all stamp, registration and other similar Taxes to which this Agreement or any judgement given against the Borrower in connection herewith is or at any time may be subject and shall, from time to time on demand of the Lender, indemnify the Lender against any properly documented liabilities, costs, expenses and claims resulting from any failure to pay or any delay in paying any such Tax.

20.4                     Lender’s costs

The Borrower shall, from time to time on demand of the Lender, and without prejudice to the provisions of Clause 20.2 (Preservation and Enforcement of Rights), compensate the Lender at such daily and/or hourly rates as the Lender shall from time to time reasonably determine for the time and expenditure, all costs and expenses (including telephone, fax, copying, travel and personnel costs) reasonably incurred and properly documented by the Lender in connection with its taking such action as it may deem appropriate or in complying with any request by the Borrower in connection with:

20.4.1            the granting or proposed granting of any waiver or consent requested hereunder by the Borrower;

20.4.2            any actual breach by the Borrower of its obligations hereunder; or

20.4.3            any amendment or proposed amendment hereto requested by the Borrower.

21                               Assignments and Transfers

21.1                     Binding agreement

This Agreement shall be binding upon and inure to the benefit of each party hereto and its or any subsequent successors and assigns.

21.2                     No assignments and transfers by the Borrower

The Borrower shall not be entitled to assign or transfer all or any of its rights, benefits and obligations hereunder, except as permitted under Clause 14.6 (Mergers and Similar Transactions).

21.3                     Assignments by the Lender

21.3.1            Prior to an Event of Default, the Lender may (i) on or at any time after the date hereof assign all or any of its rights and benefits hereunder or transfer all or any of its rights, benefits and obligations hereunder (save for (x) its rights to principal, interest and other amounts paid and payable under this Agreement and (y) its right to receive amounts paid and payable under any claim, award or judgment relating to this Agreement in favour of the agreed funding source (other than any rights arising under the indemnity in relation to instruments issued to the agreed funding source described in the second paragraph of Clause 16.4 (Borrower’s Indemnity)) (the “afs indemnity”)) to or on behalf of the agreed funding source or, in the case of an assignment of the afs indemnity, to any relevant party who suffers or incurs, as the case may be, any claim, demand, action, liability, damages, cost, loss or expense (including, without limitation, legal fees) arising out of, or in connection with, or based on any dispute or issue arising in connection with the agreed funding source; and (ii) subject to the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed) and except as may be otherwise specifically provided under the agreements entered into in connection with the agreed funding source, assign all or any of its rights and benefits hereunder or transfer all or any of its rights, benefits and obligations hereunder to any company which, as a result of any amalgamation, merger or reconstruction or which, as a result of any agreement with the Lender, or any previous substitute, owns beneficially the whole or substantially the whole of the undertaking, property and assets owned by the Lender prior to such amalgamation, merger, reconstruction or agreement coming into force and where, in the case of any company which will own the whole or substantially the whole of the undertaking, property or assets of the Lender, the substitution of that company as principal debtor in relation to the agreed funding source would not be materially prejudicial to the interests of the agreed funding source or the Borrower. Any reference in this agreement to any such assignee or transferee pursuant to sub-clause (ii) of this Clause 21.3.1 shall be construed accordingly and, in particular, references to the rights, benefits and obligations hereunder of the Lender, following such assignment or transfer, shall be references to such rights, benefits or obligations by the assignee or transferee.

21.3.2            On or following an Event of Default, the Lender may, by notice to the Borrower, assign all or any of its rights and benefits hereunder or transfer all or any of its rights, benefits and obligations hereunder to the agreed funding source, or any assignee or transferee appointed in connection with the agreed funding source. Any reference in this agreement to any such assignee or transferee shall be construed accordingly and, in particular, references to the rights, benefits and obligations hereunder of the Lender, following such assignment or transfer, shall be references to such rights, benefits or obligations by the assignee or transferee appointed in connection with the agreed funding source.

21.3.3            Any reference in this Agreement to any party shall be construed accordingly in relation to 21.3.1 (i) and this Clause 21.3.2 and, in particular, references to the exercise of rights and discretions or the making of any determination by the Lender, shall include references to the exercise of such rights or discretions by or the making of such determination by the assignee or transferee appointed in connection with the agreed funding source (in its role as such). Notwithstanding the foregoing, the assignee or appointee shall not be entitled to participate in any determinations by the Lender or any discussions between the Lender and the Borrower or any agreements of the Lender or Borrower, pursuant to sub-Clauses 8.5, 8.8 and 10.4.

22                               Calculations and Evidence of Debt

22.1                     Basis of accrual

Default interest shall accrue from day to day and shall be calculated on the basis of a year of 360 days consisting of 12 30-day months.

22.2                     Evidence of debt

The Lender shall maintain, in accordance with its usual practice, accounts evidencing the amounts from time to time lent by and owing to it hereunder; in any legal action or proceeding arising out of or in connection with this Agreement, in the absence of manifest error and subject to the provision by the Lender to the Borrower of written information describing in reasonable detail the calculation or computation of such amounts together with the relevant supporting documents evidencing the matters described therein, the entries made in such accounts shall be conclusive evidence of the existence and amounts of the obligations of the Borrower therein recorded.

22.3                     Change of circumstance certificates

A certificate signed by two authorised signatories of the Lender describing in reasonable detail (a) the amount by which a sum payable to it hereunder is to be increased under Clause 8.1 (Additional Amounts) or (b) the amount for the time being required to indemnify it against any such cost, payment or liability as is mentioned in Clause 8.3 (Tax Indemnity) or Clause 10.1 (Increased Costs) shall, in the absence of manifest error, be prima facie evidence of the existence and amounts of the specified obligations of the Borrower.

23                               Remedies and Waivers, Partial Invalidity

23.1                     Remedies and waivers

No failure by the Lender to exercise, nor any delay by the Lender in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

23.2                     Partial invalidity

If, at any time, any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

24                               Notices; Language

24.1                     Communications in writing

Each communication to be made hereunder shall be made in writing and, unless otherwise stated, shall be made by fax or letter.

24.2                     Delivery

Any communication or document to be made or delivered by one person to another pursuant to this Agreement shall, unless that other person has by 15 calendar days’ written notice to the same specified another address, be made or delivered to that other person at the address identified with its signature below and shall be effective or when left at that address (in the case of a letter) or when received by the addressee (in the case of a fax). Provided that any communication or document to be made or delivered by one party to the other party shall be effective only when received by such other party and then only if the same is expressly marked for the attention of the department or officer identified with the such other party’s signature below, or such other department or officer as such other party shall from time to time specify for this purpose.

24.3                     Language

This Agreement shall be signed in English. Each communication and document made or delivered by one party to another pursuant to this Agreement shall be in the English language or accompanied by a translation thereof into English certified by an officer of the person making or delivering the same as being a true and accurate translation thereof.

25                               Law and Jurisdiction

25.1                     English law

This Agreement is governed by, and shall be construed in accordance with, English law.

25.2                     English courts

Each of the Lender and the Borrower agrees that the courts of England shall have jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which arise out of or in connection with this Agreement (“Proceedings”) and, for such purposes, irrevocably submit to the jurisdiction of such courts.

25.3                     Appropriate forum

Each of the Lender and the Borrower irrevocably waives any objection which it might now or hereafter have to the courts of England being nominated as the forum to hear and determine any Proceedings and to settle any Disputes, and agrees not to claim that any such court is not a convenient or appropriate forum.

25.4                     Service of process

The Lender and the Borrower agree that the process by which any Proceedings in England are begun may be served on them by being delivered to UBS Limited and Law Debenture Corporate Services Limited, respectively, or their registered offices for the time being. If any such Person mentioned in this Clause is not or ceases to be effectively appointed to accept service of process on the Lender’s behalf, the Lender shall immediately appoint a further Person in England to accept service of process on its behalf. If such Person mentioned in this Clause is not or ceases to be effectively appointed to accept service of process on the Borrowers’ behalf, the Borrower shall immediately appoint a further Person in England to accept service of process on its behalf. Nothing in this Clause shall affect the right of either party hereto to serve process in any other manner permitted by law.

25.5                     Non-exclusivity

The submission to the jurisdiction of the English courts in accordance with Clause 25.2 (English courts) hereof shall not, and shall not be construed so as to, limit the right of any party hereto to take Proceedings in any other court of competent jurisdiction.

25.6                     Consent to enforcement, etc.

Each of the Lender and the Borrower consents generally in respect of any Proceedings to the giving of any relief or the issue of any process in connection with such Proceedings including, without limitation, the making, enforcement or execution against any property whatsoever, irrespective of its use or intended use, of any order or judgement which is made or given in such Proceedings.

25.7                     Arbitration

If any dispute or difference of whatever nature howsoever arises from or in connection with this Agreement, or any supplement, modifications or additions thereto (each a “Dispute”), the Lender may elect, by notice to the Borrower, to settle such claim by arbitration in accordance with the following provisions. The Borrower hereby agrees that (regardless of the nature of the Dispute) any Dispute may be settled by arbitration in accordance with the UNCITRAL Arbitration Rules (the “Rules”) as at present in force by a panel of three arbitrators appointed in accordance with the Rules. The seat of any reference to arbitration shall be London, England. The procedural law of any reference to arbitration shall be English law. The language of any arbitral proceedings shall be English. The appointing authority for the purposes set forth in Articles 7(2) and 7(3) of the Rules shall be the London Court of International Arbitration.

25.8                     Contracts (Rights of Third Parties) Act 1999

A person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

25.9                     Counterparts

This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

As witness the hands of the duly authorised representatives of the parties hereto the day and year first before written.

Signature Page

Borrower

OPEN JOINT STOCK COMPANY WIMM-BILL-DANN FOODS

By:	/s/ T. D. Maher

Title:	CEO

By:	/s/ L. N. Bykovskaya

Title:	Chief Accountant

Notices:

Open Joint Stock Company Wimm-Bill-Dann Foods
Yauzsky Boulevard 16/15
109028 Moscow
The Russian Federation
Fax: +7 095 105 5805

Lender

UBS (LUXEMBOURG) S.A.

By:	/s/ W. Glesser

Director

By:	/s/ F. Gerster

Director

Notices:

UBS (Luxembourg) S.A.
36-38 Grand-Rue
L-1660 Luxembourg
Fax: +352-45 12 12 703

EXHIBIT A
Form of Guarantee

The following is the text of the Guarantee, excluding the Schedule thereto, which will be entered into between the Guarantors and the Bank:

This Deed of Guarantee is entered into on [•]

Between:

(1)                              [•] and [•], and [•] (each a “Guarantor” and collectively, the “Guarantors”); and

(2)                              UBS (LUXEMBOURG) SA., a bank established under the laws of Luxembourg and whose registered office is 36-38 Grand-Rue, L-1660 Luxembourg, Luxembourg (the “Lender”).

Whereas:

The Lender has agreed, pursuant to the terms of the Loan Agreement, to grant to the Borrower a single disbursement term loan facility in the amount of U.S.$150,000,000 and each Guarantor has agreed to guarantee all the obligations of the Borrower to the Lender under the Loan Agreement on an irrevocable, unconditional, joint and several basis.

Now this Deed witnesseth as follows:

Interpretation

Terms defined in the Loan Agreement dated 6 February 2007 (the “Loan Agreement”) between the Lender and Open Joint Stock Company Wimm-Bill-Dann Foods as Borrower (the “Borrower”) shall have the same meaning when used in this Guarantee except as otherwise stated and except that, for the purposes of this Guarantee:

(A)                           the term “Guarantor” shall include any of the Borrower’s Subsidiaries from time to time guaranteeing the obligations of the Borrower under the Loan Agreement;

(B)                             the term “Subsidiary”, except as the context otherwise requires, shall be construed as a reference to the Subsidiary of the relevant Guarantor and shall not be deemed to include any Guarantor;

(C)                             the term “Significant Subsidiary”, except as the context otherwise requires, shall be construed as a reference to the Significant Subsidiary of the relevant Guarantor; and

(D)                            references to the “Borrower” in terms defined in the Loan Agreement shall, as the context requires, be read as references to the “Guarantor”.

1                                      Guarantee and Indemnity

1.1                            Guarantee and Indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)                               guarantees to the Lender the due punctual performance by the Borrower of all the Borrower’s obligations under the Loan Agreement;

(b)                              undertakes with the Lender that whenever the Borrower does not pay any amount when due under or in connection with the Loan Agreement, that Guarantor shall immediately on demand pay or cause to be paid in full that amount as if it was the principal obligor to the Account; and

(c)                                indemnifies the Lender immediately on demand against any cost, loss or liability suffered by the Lender if any obligation guaranteed by that Guarantor is or becomes unenforceable, invalid or illegal including any and all reasonable expenses properly documented, such as legal fees and expenses incurred by the Lender in enforcing any rights under the Loan Agreement or this Guarantee.

1.2                            Continuing guarantee

This Guarantee is a continuing guarantee and extends to the total balance of sums payable by the Borrower under the Loan regardless of any intermediate payment or discharge in whole or in part.

1.3                            Reinstatement

If any payment by the Borrower is avoided or reduced or any discharge given by the Lender or the agreed funding source (whether in respect of the obligations of the Borrower or any security for those obligations or otherwise) as a result of any insolvency, reorganization or similar event in respect of the Borrower:

(a)                                the liability of each Guarantor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)                               the Lender shall be entitled to recover the full amount of such payment from each Guarantor, as if the payment, discharge, avoidance or reduction had not occurred.

1.4                            Waiver of defences

As between each Guarantor and the Lender, but without affecting the Borrower’s obligations, each Guarantor will be liable as if it were the sole principal debtor and not merely a surety. Accordingly, such Guarantor will not be discharged nor will its liability be affected, by anything which would not discharge it or affect its liability if it were the sole principal debtor, including:

(a)                                any time, waiver or consent granted to, or composition with, the Borrower or other person;

(b)                               the release of the Borrower or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)                                the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)                               any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Borrower or any other person;

(e)                                any amendment (however fundamental) or replacement of the Loan Agreement or any other document or security;

(f)                                  any unenforceability, illegality or invalidity of any obligation of any person under the Loan Agreement or any other document (including any other guarantee given in respect of the Loan) or security or the absence of any action to enforce the same;

(g)                               any insolvency or similar proceedings; or

(h)                               any failure by any party to perform any requisite due diligence or to present any requisite document, claim, demand for payment, protest or notice with respect to the Loan Agreement.

1.5                            Immediate recourse

Each Guarantor waives any right it may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Guarantee. This waiver applies irrespective of any law or any provision of the Loan Agreement to the contrary.

1.6                            Appropriations

Until all amounts which may be or become payable by the Borrower pursuant to the terms of the Loan Agreement have been irrevocably paid in full, the Lender (or any trustee or agent on its behalf) may:

(a)                                refrain from applying or enforcing any other moneys, security or rights held or received by the Lender (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)                               hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Guarantee.

1.7                            Deferral of Guarantors’ rights

Until all amounts which maybe or become payable by the Borrower pursuant to the terms of the Loan Agreement have been irrevocably paid in full no Guarantor will exercise any rights which it may have by reason of the performance by it of its obligations under this Guarantee:

(a)                               to be indemnified by the Borrower;

(b)                              to claim any contribution from any other Guarantor of the Borrower’s obligations under the Loan Agreement; and/or

(c)                               to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under the Loan Agreement or of any other guarantee or security taken pursuant to, or in connection with, the Loan Agreement by the Lender.

1.8                            Additional security

This Guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Lender, for the avoidance of doubt including any other guarantee (present or future) given in connection with the Loan Agreement.

1.9                            Acceleration

Each Guarantor further agrees that, as between it, on the one hand, and the Lender, on the other hand, (i) for the purposes of this Guarantee, the maturity of the obligations guaranteed by this Guarantee may be accelerated as provided in Clauses 7 (Prepayments) and 15 (Events of Default) of the Loan Agreement, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed thereby; provided, however, that if a court of competent jurisdiction determines that the Loan was improperly accelerated pursuant to the terms thereof, then the maturity of such obligations may not be accelerated for the purposes of this Guarantee, and (ii) in the event of any acceleration of such obligations (whether or not due and payable) such obligations shall forthwith become due and payable by each Guarantor for purposes of this Guarantee.

1.10                     Termination and accession of Guarantors

Provided that the Borrower complies with the requirements of Clause 14.10 of the Loan Agreement, this Guarantee can be terminated in relation to any Guarantor at any time by the Borrower and the relevant Guarantor without the consent of the Lender (and, following the execution of any agreements entered into in connection with the agreed funding source, without the consent of the party designated by such agreements) provided that a notice of such intended termination is delivered to the Lender (and, following the execution of the agreements entered into in connection with the agreed funding source, to the party designated by such agreements) not later than 15 days before such intended termination. Should the Borrower become subject to the requirement to procure additional guarantees in accordance with Clause 14.10 of the Loan Agreement the Subsidiary or Subsidiaries selected by the Borrower to become new or additional Guarantors (each, an “New Guarantor”) shall accede to this Guarantee by executing a deed of accession (the “Deed of Accession”), the form of which is attached hereto as the Schedule, with any necessary modifications arising from any applicable laws or regulations of the jurisdiction of incorporation of the relevant Guarantor.

2                                      Representations and Warranties of the Guarantor

Each Guarantor makes, in respect of itself, the following representations and warranties and acknowledges that the Lender has entered into the Loan Agreement in reliance on these representations and warranties.

2.1                            Due Organisation

The Guarantor and its Subsidiaries have been duly incorporated and is validly existing as a legal entity under the laws of its jurisdictions of incorporation and has full power and authority (corporate and other) to own or lease its properties and conduct its business, except where the failure to do so would not have a material adverse effect in relation to that Guarantor and its subsidiaries taken as a whole (a “Material Adverse Effect”); and the Guarantor and each of its Subsidiaries is duly qualified to do business as a legal entity in all jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to do so would not have a Material Adverse Effect.

2.2                            Authorisations

The Guarantor has full corporate power and authority to enter into this Guarantee, and this Guarantee has been duly authorised, executed and delivered by that Guarantor, and is a legal, valid and binding obligation of that Guarantor, enforceable against that Guarantor in accordance with its terms, except that the enforcement thereof may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and (ii) general equitable principles

(whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

2.3                            No Conflict

Neither the Guarantor nor any of its Subsidiaries is in violation of its charter or by-laws or other constitutive documents; and no default exists, and no event has occurred which, with notice or lapse of time or both, would constitute a default in the due performance and observance of any term, covenant or condition of any agreement or instrument (for the avoidance of doubt including this Guarantee) to which the Guarantor or any of its Subsidiaries is a party or by which the Guarantor or any of its Subsidiaries is bound or to which any of their respective properties is subject, except, in each case, where such default or event would not, individually or in the aggregate, have a Material Adverse Effect.

The execution, delivery and performance of this Guarantee by the Guarantor, the compliance by the Guarantor with all the provisions hereof and the consummation of the transactions contemplated hereby (a) will not require any consent, approval, authorisation or other order of any court, regulatory body, administrative agency or other governmental body (except as may be required by any securities laws of any jurisdiction other than Russia, Luxembourg and the United Kingdom) except for such consents, approvals, authorisations or other orders as have been obtained and which are in full force and effect and except for such consents as may be obtained within 30 days of the requirement for such consent arising, (b) will not conflict with or constitute a breach of any of the terms or provisions of, or constitute a default under, the charter or other constitutive documents of the Guarantor, (c) will not conflict with or constitute a breach of any agreement, indenture or other instrument to which the Guarantor or any of its Subsidiaries is a party or by which the Guarantor, any of its Subsidiaries or their respective property or assets are bound, and (d) will not violate or conflict with any laws, administrative regulations or rulings or court decrees applicable to that Guarantor, any of the its Subsidiaries or their respective property, except, in the case of clause (c), for any conflict, breach or violation which would not have a Material Adverse Effect.

2.4                            Financial Statements

The audited financial statements of the Guarantor and the related notes thereto, were prepared in accordance with U.S. GAAP consistently applied throughout the periods involved, and present fairly, in all material respects, the financial position of the Guarantor as at the dates at which they were prepared and the results of the operations and the cash flows of the Guarantor in respect of the periods for which they were prepared. Since the latest audited financial statements of the Guarantor (a) there has been no material adverse change in the condition (financial or otherwise) or affecting the business, prospects, financial position, or results of operations of the Guarantor or the Guarantor and its Subsidiaries taken as a whole, whether or not arising from transaction; in the ordinary course of business; and (b) neither the Guarantor nor any of its Subsidiaries have entered into any transaction or agreement material to the Guarantor or to the Guarantor and its Subsidiaries taken as a whole, other than in the ordinary course of business.

2.5                            No Other Indebtedness

The Guarantor has no Indebtedness, other than Indebtedness (a) as set forth in the 31 December 200[•] audited consolidated balance sheet of the Guarantor or (b) that in the aggregate would not have a Material Adverse Effect.

2.6                            Payment in U.S. Dollars

All payment obligations of the Guarantor under this Agreement are required by the terms hereof to be paid in U.S. dollars, and the Guarantor has received all required approvals, consents, licenses and permissions to make and may make such payments in U.S. dollars.

2.7                            Taxes

Each of the Guarantor and its Subsidiaries that are also Significant Subsidiaries have duly filed with the appropriate Tax Authorities, or has received an extension for filing with respect to, all tax returns, reports and other information required to be filed by it, and each such tax return, report, or other information was, when filed, accurate and complete in all material respects; and each of the Guarantor and its Subsidiaries that are also Significant Subsidiaries has duly paid, or has made adequate reserves for, all Taxes required to be paid by it and any other assessment, fine or penalty levied against it, and to the best of that Guarantor’s knowledge, no Tax deficiency is currently asserted against the Guarantor or any of its subsidiaries that are also Significant Subsidiaries, except, in each case, where any such failure to do so would not have a Material Adverse Effect.

2.8                            Litigation and Contracts

(A) there are no pending legal or governmental proceedings against the Guarantor or any of its Subsidiaries or any of their respective properties and (B) there are no pending legal or governmental proceedings naming, and, to the best knowledge of the Guarantor, there are no threatened legal or governmental proceedings against or naming, that Guarantor or any of its Subsidiaries or any of their respective properties that, in each case, if determined adversely to the Guarantor or any such Subsidiary, would individually or in the aggregate have a Material Adverse Effect or would have a material adverse effect on the ability of that Guarantor to perform its obligations under this Guarantee and, to the best knowledge of that Guarantor, no such proceedings are contemplated;

2.9                            Labour

There are no labour disputes involving the employees of the Guarantor or any of its Subsidiaries that exist, or to the best knowledge of the Guarantor, that are threatened, except where such would not, individually or in the aggregate, have a Material Adverse Effect.

2.10                     Title, Licenses and Consents

Each of the Guarantor and its Subsidiaries possess all certificates, authorisations, licences and permits issued by appropriate governmental agencies or bodies necessary to conduct the business now conducted by it, except, in each case, where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect and neither the Guarantor nor any of its Subsidiaries have received any notice of proceedings relating to the revocation or modification or any such certificate, authorization or permit that, if determined adversely to the Guarantor or any of its Subsidiaries, could have a Material Adverse Effect.

Each of the Guarantor and its Subsidiaries (A) have good and marketable title to all items of real property owned by it and good and marketable title to all other property and assets owned by it, in each case free and clear of any security interests, liens, encumbrances, equities, claims and other defects that would affect the value thereof or interfere with the use made or proposed to be made thereof by it, and (B) holds any real property and buildings leased by that Guarantor and its subsidiaries under valid, subsisting and enforceable leases with no exceptions that would interfere with the use made or proposed to be made thereof by it, except, in each of the cases (A) and (B), where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect.

The Guarantor and each of its Subsidiaries owns or possesses all patents, patent applications, trademarks, service marks, trade names, licenses, copyrights and proprietary or other confidential information currently employed by it in connection with its businesses (collectively, “intellectual property rights”), except, in each case, where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect; and neither the Guarantor nor any of its Subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect lo any intellectual property rights that, if determined adversely to the Guarantor or any of its Subsidiaries, could individually or in the aggregate have a Material Adverse Effect.

2.11                      Adequate Insurance

The Guarantor and each of its Subsidiaries that are also Significant Subsidiaries have, where relevant, applied for insurance with insurer or insurers of sufficient standing against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged in the jurisdiction where they operate, respectively; that Guarantor and each of its Subsidiaries that are also Significant Subsidiaries have not been refused any insurance coverage sought or applied for; and that Guarantor and each of its Subsidiaries that are also Significant Subsidiaries have, where relevant, no reason to believe that they will not be able to obtain, within 60 days of the date hereof, such coverage as may be necessary to continue their business at a cost that would not have a Material Adverse Effect.

2.12                     No Withholding or Similar Tax

Under current laws and regulations of Russia and Luxembourg and any respective political subdivisions thereof, and based upon the representations of the Lender set forth in Clause 4.6 (Representations of the Lender) of the Loan Agreement, all payments of principal and/or interest, Additional Amounts, Tax Indemnity Amounts or any other amounts payable on or in respect of this Guarantee may be paid by the Guarantor to the Lender in U.S. dollars and will not be subject to Taxes under laws and regulations of Russia, or any political subdivision or Taxing Authority thereof or therein, respectively, and will otherwise be free and clear of any other Tax, duty, withholding or deduction in Luxembourg, Russia, or any political subdivision or Taxing Authority thereof or therein (provided, however, that the Guarantor makes no representation as to any income or similar Tax of Luxembourg (or any Qualifying Jurisdiction) which may be assessed thereon) and without the necessity of obtaining any governmental authorisation in Russia or any political subdivision or Taxing Authority thereof or therein.

2.13                     No Liquidation or Similar Proceedings

No receiver or liquidator (or similar person) has been appointed in respect of the Guarantor or any Subsidiary of e Guarantor or in respect of any part of the assets of the Guarantor or any Subsidiary of the Guarantor; no resolution, order of any court, regulatory body, governmental body or otherwise, or petition or application for an order, has been passed, made or presented for the winding up of the Guarantor or any Subsidiary of the Guarantor or for the protection of the Guarantor or any such Subsidiary from its creditors; and that

Guarantor has not, and no Subsidiary of the Guarantor has, stopped or suspended payments of its debts, become unable to pay its debts or otherwise become insolvent.

2.14                     Certificates

Each certificate signed by any director or officer of the Guarantor and delivered to the Lender or counsel for the Lender on the date of granting this Guarantee shall be deemed to be a representation and warranty by the Guarantor to the Lender as to the matters covered thereby.

2.15                     Pari Passu Obligations

The obligations of the Guarantor under this Guarantee will rank at least pari passu in right of payment with all other unsecured and unsubordinated obligations of that Guarantor, except as otherwise provided by mandatory provisions of applicable law.

2.16                     No Stamp Taxes

Under the laws of Russia in force at the date hereof, it is not necessary that any stamp, registration or similar Tax be paid on or in relation to this Guarantee.

2.17                     Health, Safety and Environment

Each of the Guarantor and its Subsidiaries is in compliance with all statutes, and all rules, regulations, requirements, decisions and orders of, and agreements with, any governmental agency or body and any court, relating to the protection of human health and safety (including occupational health and safety), the use, handling, transportation, disposal or release of hazardous or toxic substances, or the protection or restoration of the environment (collectively, “hse laws”), and has received, and is in compliance with all terms and conditions of, all permits, licenses or other approvals required of them under applicable hse laws in order to conduct their businesses, except, in each case, where the failure to be in compliance with or receive such permits, licenses or other approvals would not, individually or in the aggregate, have a Material Adverse Effect.

Neither the Guarantor nor any of its Subsidiaries is subject to any claims, costs or liabilities associated with any hse laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with hse laws or to acquire or comply with the terms and conditions of any permit, license or approval under any hse laws, any constraints on operating activities and any potential liabilities to third parties) which could, individually or in the aggregate, have a Material Adverse Effect; and, to the best of the Guarantor’s knowledge, having made all due inquiries, there are no past or present events, conditions, circumstances, activities, practices, incidents or actions that would be reasonably likely to give rise to such costs, liabilities or claims.

2.18                     Events of Default

No event has occurred or circumstances arisen which would (whether or not with the giving of notice and/or the passage of time) constitute an Event of Default in relation to the Guarantor or a default under any agreement or instrument evidencing any Indebtedness of the Guarantor.

2.19                     Repetition

Each of the representations and warranties in Clause 2 (Representations and Warranties of the Guarantor) shall be deemed to be repeated by the Guarantor on the date of the granting of the Guarantee and, as long as the Guarantee in relation to the Guarantor has not been terminated, each of Clause 2.1 (Due Organisation) (solely with respect to the Guarantor and provided that, upon the occurrence of a merger or sale of assets pursuant to Clause 3.5 (Mergers and Similar Transactions), the Guarantor is the Surviving Entity), Clause 2.2 (Authorisations), Clause 2.3 (No Conflict) and Clause 2.8 (Litigation and Contracts) (solely with respect to any legal or governmental proceedings pending or, to the best knowledge of the Guarantor, threatened in writing delivered to the Guarantor before any court, tribunal, arbitration panel or Agency challenging the lawfulness, validity or enforceability of this Guarantee (except for any such proceedings as may have been disclosed in writing by that Guarantor to the Lender prior to the relevant date of repetition)) shall be deemed to be repeated and updated on each Interest Payment Date. The Guarantor shall inform the Lender in writing of any breach of prospective breach of such deemed repeated representations and warranties as soon as it becomes aware of the same. Each New Guarantor shall be deemed to make each of the above representations and warranties on the date on which it executes the Deed of Accession, with such modifications as are appropriate to take into account the jurisdiction in which such New Guarantor is incorporated or resident for tax purposes.

3                                      Covenants of the Guarantor

3.1                            Liens

No Guarantor will and will not permit, any of its Subsidiaries to create, incur, assume or suffer to exist any Lien (other than Permitted Liens) on any asset now owned or hereafter acquired, or any income or profits therefrom, which secures any Indebtedness, unless this Guarantee and any other sum owing hereunder are secured by a Lien equally and rateably with the Liens securing such other Indebtedness; provided that if such Indebtedness is subordinated Indebtedness of that Guarantor, the Lien securing such Indebtedness shall be subordinate or junior to the Lien securing this Guarantee, with the same relative priority as such Indebtedness shall have with respect to this Guarantee.

3.2                            Stay, Extension and Usury Laws

Each Guarantor covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Guarantee; and each Guarantor (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Lender (arid, following the execution of any other agreements entered into in connection with the agreed funding source, to the party designated by such agreements), but will suffer and permit the execution of every such power as though no such law had been enacted.

3.3                            Asset Sales

No Guarantor will, or will permit any of its Subsidiaries to, consummate any Asset Sale, unless the proceeds received by that Guarantor or such Subsidiary, as the case may be,

are at least equal to the Fair Market Value of the assets sold or disposed of (as determined in good faith by the Board of Directors of that Guarantor or the relevant Subsidiary) and an amount equal to such proceeds (less any costs plus reasonable expenses incurred in relation to such Asset Sale) is either (a) applied to repay permanently any Indebtedness (other than subordinated Indebtedness) of the Borrower or any of its Subsidiaries or (b) invested in assets (including Capital Stock) of a nature or type that is used or usable in the business of the Borrower or any of its Subsidiaries being any food and beverage business that the Borrower or any such Subsidiary may conduct at the relevant time, in each case within 360 days of the date when such proceeds are received.

3.4                            Transactions with Affiliates and Related Persons

(a)                               Subject to sub-Clause 3.4(b) below, no Guarantor shall, or shall permit any of its Subsidiaries to, directly or indirectly, enter into, permit to exist, renew or extend any transaction or series of related transactions (including, without limitation, the purchase, sale, transfer, assignment, lease, conveyance or exchange of property or assets, or the rendering of any service) (each a “Transaction”) with, or for the benefit of, any Related Person of the relevant Guarantor (or any Affiliate of such Person) or with, or for the benefit of, any Affiliate of the relevant Guarantor, unless any such Transaction or series of related Transactions is made upon fair and reasonable terms no less favourable to that Guarantor or such Subsidiary, as the case may be, than could be obtained, at the time of such Transaction or, if such Transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arms’-length transaction with, or for the benefit of, a Person that is not a Related Person of the relevant Guarantor (or any Affiliate of such Person) or an Affiliate of the relevant Guarantor.

No such Transaction shall be consummated unless, in the case of a Transaction or series of related transactions involving aggregate consideration equal to or in excess of U.S.$5 million, the relevant Guarantor or such Subsidiary, as the case may be, obtains the approval of its Board of Directors.

(b)                              The limitation does in sub-Clause 3.4(a) above shall not limit, and shall not apply to any Transaction or series of related Transactions solely between the relevant Guarantor or any of its Subsidiaries or the Borrower and any of the Subsidiaries of the Borrower or solely between Subsidiaries of the relevant Guarantor.

3.5                            Merger and Similar Transactions

(a)                               Subject to sub-Clause 3.5(b) below, no Guarantor shall merge with or into or enter into a transaction whose effect would be similar to that of a merger (including, but not limited to, by way of an acquisition through a share-for-share exchange or contribution of assets) or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (each a “merger”) to, any Person or permit any Person to merge with or into that Guarantor:

(i)                                 unless the Guarantor shall be the continuing Person, or the Person (if other than the Guarantor) into which such Guarantor is merged or that acquired or leased such property and assets of the relevant Guarantor (the “Surviving Entity”) shall be a company organised and validly existing under the laws of the Russian Federation, or any other jurisdiction the organisation of the Surviving Entity of which would not, at the time of the relevant transaction, cause the Surviving Entity to be required to provide payments of Additional Amounts or Tax Indemnity Amounts and shall expressly assume, by amendment hereto, executed and delivered by such Surviving Entity to the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, to the party designated by such agreements), in form and substance satisfactory to the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, to the party designated by such agreements), the due and punctual payment of amounts due on this Guarantee, and the due and punctual performance and observance of all the covenants, conditions and other obligations of the Guarantor in respect of this Guarantee;

(ii)                              unless, in the case of a sale, conveyance, transfer, lease or other disposal of all or substantially all of the Guarantor’s property and assets, such property and assets shall have been transferred as an entirety or substantially an entirety in one transaction or a series of related transactions to one Person;

(iii)                           unless immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating any Indebtedness which becomes, or is anticipated to become, an obligation of the Surviving Entity as a result of such transaction or series of transactions as having been incurred by the Surviving Entity at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

(iv)                          unless immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating any Indebtedness which becomes, or is anticipated to become, an obligation of the Surviving Entity as a result of such transaction or series of transactions as having been incurred by the Surviving Entity at the time of such transaction or series of transactions) the Borrower, any Guarantor, or any Person becoming the successor obligor of the Loan or this Guarantee, as the case may be, would be able to incur an additional $1.00 of Indebtedness pursuant to Clause 14.10 (Financial Covenant) of the Loan Agreement; and

(v)                             unless the Guarantor delivers to the Lender an opinion of counsel reasonably acceptable to the Lender, in form and substance satisfactory to the Lender (and, following the execution of any supplemental agreements entered into in connection with the agreed funding source, to the party designated by such agreements), stating that such merger or transfer and such supplemental agreement comply with this provision, that all legal conditions precedent provided for herein relating to such transaction have been complied with and that this Agreement and the Loan constitute legal, valid and binding obligations of the continuing Person, enforceable in accordance with their terms, subject, in the case of the opinion of counsel, to customary exceptions, qualifications and limitations.

(b)                               The restrictions in sub-Clauses 3.5(a)(i), (iii) and (v) above shall not apply to any mergers between the Borrower and any of the Guarantors or Borrower’s Subsidiaries or any of the or between two or more of the Guarantors or between any of the Guarantors and any of the Subsidiaries. The restrictions in sub-Clauses 3.5(a)(vi) and (vii) above shall not apply to any mergers between any of the Guarantors or any of the Subsidiaries or between two or more of the Guarantors or between any of the Guarantors and any of the Subsidiaries if (i) both relevant entities are incorporated in Russia, and (ii) both relevant entities have no business presence or tax residency outside Russia.

3.6                            Maintenance of Authorisations

So long as any amount remains outstanding hereunder:

(i)                                  each Guarantor shall, and it shall procure that each of its Subsidiaries that are also Significant Subsidiaries shall, take all necessary action to obtain and do or cause to be done all things necessary, in the opinion of such Guarantor or the relevant Subsidiary, to ensure the continuance of its corporate existence, its business and intellectual property related to its business; and

(ii)                               each Guarantor shall, and it shall procure that its Subsidiaries that are also Significant Subsidiaries shall, make or cause to be made all registrations, recordings and filings and shall obtain and maintain all consents, licences, approvals and authorisations, which may at any time be required to be obtained or made in Russia or any other relevant jurisdiction for the purposes of the execution, delivery or performance of this Guarantee and for the validity and enforceability thereof;

provided that if the Guarantor or any such Significant Subsidiary can remedy any failure to comply with the above within 60 days of such failure, this covenant shall be deemed not to have been breached.

3.7                            Maintenance of Property

So long as any amount remains outstanding hereunder, each Guarantor and its Subsidiaries that are also Significant Subsidiaries will cause all property used in the conduct of its or their business to be maintained and kept in good condition, repair and working order and supplied with all necessary equipments and shall cause to be made all necessary repairs, renewals, replacements and improvements thereof, all as, in the judgments of that Guarantor or such Significant Subsidiary, may be reasonably necessary so that the business carried on in connection therewith may be properly conducted at all times.

3.8                            Payment of Taxes

Each Guarantor shall, and shall cause each of its Subsidiaries to pay or discharge, before the same shall become overdue all Taxes, assessments and governmental levies, except (i) as contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with appropriate accounting provisions have been made or (ii) the amount of which, together with all such other unpaid and undischarged Taxes, assessments and governmental levies does not in aggregate exceed U.S.$1 million.

3.9                            Financial Covenant

No Guarantor shall, or shall permit any of its Subsidiaries to, incur any Indebtedness, other than:

(i)            the Loan; and

(ii)           any Indebtedness in circumstances where: (1) no Event of Default shall have occurred and be continuing at the time or would occur as a consequence of the incurrence of such Indebtedness, and (2) after giving effect to the incurrence of such Indebtedness on a pro forma basis and the receipt and application of the proceeds therefrom, immediately after such incurrence the ratio of the consolidated Indebtedness of the Group to Consolidated EBITDA is 5:1 or lower.

3.10                     No Limitation on Dividend or Other Payments Affecting Subsidiaries

(a)                                Subject to sub-clause 3.9(b) below, no Guarantor shall or shall cause or permit any of its Subsidiaries to, directly or indirectly create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of itself or any Subsidiary to:

(i)           pay dividends or make any other distributions on or in respect of its Capital Stock to the Borrower or such Guarantor or any Subsidiary of the Borrower or pay any Indebtedness owed to the Borrower or such Guarantor or any such Subsidiary;

(ii)          make loans or advances to, or guarantee any Indebtedness or other obligations of the Borrower or such Guarantor, or

(iii)         transfer any of its property or assets to the Borrower or such Guarantor or any of the Borrower’s or such Guarantor’s Subsidiaries.

(b)                               The provisions of sub-Clause 3.9(a) above shall not restrict any encumbrance or restriction:

(i)                                  arising solely by operation of law;

(ii)                               existing under an agreement in effect on the date hereof; provided, however, that the terms, conditions and scope of any such encumbrance or restriction included in any such agreement may be amended only if:

(1)                               such amended encumbrance or restriction, when taken together with all the other encumbrances and restrictions in such agreement (as amended), will not be materially more restrictive or disadvantageous (A) to the agreed funding source or the Guarantor than the encumbrance or restriction being amended or (B) to the Guarantor than is customary in comparable transactions (in each case, as determined by the Guarantor); and

(2)                               the amended terms, conditions and scope of any such amended encumbrance or restriction, when taken together with the terms, conditions and scope of all the other encumbrances and restrictions in such agreement (as amended), will not materially adversely affect the Guarantor’s ability to make payments on this Guarantee (as determined by the Guarantor); or

(iii)                            contained in the terms of any Indebtedness incurred in compliance with Clause 14.10 (Financial Covenant) of the Loan Agreement or in any agreement pursuant to which such Indebtedness was issued, if:

(1)                               the encumbrances and restrictions in any such agreement, when taken as a whole, will not be materially more restrictive or disadvantageous to the Guarantor than is customary in comparable transactions (as determined by the Guarantor); and

(2)                               the terms, conditions and scope of any such encumbrances and restrictions in any such agreement, when taken as a whole, will not materially adversely affect the Guarantor’s ability to make payments on this Guarantee(as determined by the Guarantor).

3.11                      Insurance

Each of the Guarantors will obtain and maintain insurance with an insurer or insurers of sufficient standing against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged in the jurisdiction where they operate, respectively, at a cost that would not have a Material Adverse Effect; provided that if the relevant Guarantor can remedy any failure to comply with the above within 30 days, this covenant shall be deemed not to have been breached.

3.12                     Financial Information

Each Guarantor will, at its own expense, so long the Loan remains outstanding, furnish to the Lender, copies of all reports and other communications (financial or other) furnished to stockholders of the Guarantor and furnish to the Lender, (i) as promptly as practicable, copies of any reports and financial statements furnished to or filed with any securities exchange (other than any securities exchange in Russia) on which any class of securities of the Guarantor is listed, if any; and (ii) such additional publicly available information concerning the business and financial condition of the Guarantor as the Lender may from time to time reasonably request. In addition, each Guarantor shall furnish to the Lender, such information as the Luxembourg Stock Exchange (or any other or further stock exchange or stock exchanges or any other relevant authority or authorities on which the instruments issued to the agreed funding source may, from time to time, be listed or admitted to trading) may require in connection with the listing or admittance to trading on such stock exchange or relevant authority of instruments issued to the agreed funding source. On the date of each anniversary of this Agreement and within 14 days of any request of the Lender, the Guarantor shall deliver to the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, to the party designated by such agreements), an Officers’ Certificate stating that to the best of each of the Officers’ knowledge (i) the Guarantor has kept, observed, performed and fulfilled each and every covenant, and complied with the covenants and conditions contained in this Agreement and (ii) the Guarantor is not in default in the performance or observance of any of the terms, provisions and conditions hereof and (iii) identifying, as at a date no more than 14 days before the date of such certificate, those Subsidiaries which are Significant Subsidiaries.

The Guarantor will within 14 days of any reasonable request by the Lender provide the Lender with such further information other than information which the Guarantor determines in good faith to be confidential about the business and financial condition of the Guarantor and its Subsidiaries as the Lender may require (including information deliverable pursuant to Clause 13.1.5 of the Trust Deed). .

4                                      Taxation

4.1                            Additional Amounts

(a)                                Subject to Clause 4.1(b), all payments made by each Guarantor under or with respect to this Guarantee will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment, or other governmental charge (including penalties, interest and other liabilities related thereto) (collectively, “Taxes”) imposed or levied by or on behalf of any government or political subdivision or territory or possession of any government or authority or Agency therein or thereof having the power to tax (each, a “Taxing Authority”) within the jurisdiction in which the relevant Guarantor is resident for tax purposes or Luxembourg (or any Qualifying Jurisdiction in which the Lender or any successor thereto is resident for tax purposes), unless the relevant Guarantor is required to withhold or deduct Taxes by law or by the interpretation or administration thereof. For the avoidance of doubt, this Clause 4.1 shall not apply to any Taxes on income payable by the Lender.

(b)                               If at any time a Guarantor is required to withhold or deduct any amount for or on account of Taxes imposed or levied by or on behalf of any Taxing Authority within the jurisdiction in which the relevant Guarantor is resident for tax purposes or Luxembourg (or any Qualifying Jurisdiction in which the Lender or any successor thereto is resident for tax purposes) from any payment made under or with respect to the Guarantee, that Guarantor, failing which the other Guarantors, shall, on the due date for such payment, pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by the Lender (including Additional Amounts) in U.S. dollars after such withholding or deduction will not be less than the amount the Lender would have received if such Taxes had not been withheld or deducted and free from liability in respect of such withholding or deduction; provided, however, that for the avoidance of doubt, such Additional Amounts shall not be payable with respect to any Taxes on income payable by the Lender.

(c)                                Each Guarantor will also:

(i)                                  make such withholding or deduction; and

(ii)                               remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

(d)                               If the Lender pays any amount in respect of such Taxes in respect of which Additional Amounts are payable (without prejudice to, and duplication of, the provisions of Clause 4.3 (Tax Indemnity)), each relevant Guarantor shall reimburse the Lender in U.S. dollars for such payment on demand.

(e)                                Whenever this Guarantee mentions, in any context, the payment of amounts based upon the principal or premium, if any, interest or of any other amount payable under or with respect to the Loan or the Guarantee, this includes, without duplication, payment of any Additional Amounts and Tax Indemnity Amounts that may be applicable.

The foregoing provisions shall apply, modified as necessary, to any Taxes imposed or levied by any Taxing Authority in any jurisdiction in which any Guarantor or any successor of the Borrower or of any Guarantor is organised.

4.2                            Payments

The Lender shall assist each Guarantor in ensuring that all payments made under this Guarantee are exempt from deduction or withholding of Tax.

4.3                            Tax Indemnity

Without prejudice to, and without duplication of, the provisions of Clause 4.1 (Additional Amounts):

(a)                                if at any time the Lender makes or is required to make any payment to a Person (other than to or for the account of the agreed funding source) on account of Tax (other than Taxes on income payable by the Lender) in respect of this Guarantee or in respect of any instruments issued to, or documents entered into with, the agreed funding source imposed by any Taxing Authority of or in Russia, Luxembourg or any Qualifying Jurisdiction in which the Lender or any successor thereto is resident for tax purposes, or any liability in respect of any such payment is asserted, imposed, levied or assessed against the Lender, each Guarantor shall, as soon as reasonably practicable following, and in any event within 30 calendar days of, written demand made by the Lender, indemnify the Lender against such payment or liability, together with any interest, penalties, costs and expenses payable or Incurred in connection therewith; and

(b)                               if at any time a Taxing Authority imposes an obligation on the Lender to withhold or deduct any amount on any payment made or to be made by the Lender to or for the account of the agreed funding source and the Lender is required by any instruments issued to, or documents entered into with, the agreed funding source, to pay additional amounts to such agreed funding source in connection therewith, each Guarantor shall, as soon as reasonably practicable following, and in any event within 30 calendar days of, written demand made by the Lender, pay to the Lender such additional amounts as may be necessary so that the net amount received by the agreed funding source (including such additional amounts) in U.S. dollars after such withholding or deduction will not be less than the amount such agreed funding source would have received if such withholdings or deductions had not been made and free from liability in respect of such withholding or deduction.

Any payments required to be made by any Guarantor under this Clause 4.3 are collectively referred to as “Tax Indemnity Amounts”. For the avoidance of doubt, the provisions of this Clause 4.3 shall not apply to any withholding or deductions of Taxes with respect to this Guarantee which are subject to payment of Additional Amounts under Clause 4.1 (Additional Amounts).

4.4                            Tax Claims

If the Lender intends to make a claim for any Tax Indemnity Amounts pursuant to Clause 4.3 (Tax Indemnity), it shall notify each relevant Guarantor thereof; provided that nothing herein shall require the Lender to disclose any confidential information relating to the organization of its affairs.

4.5                            Tax Credits and Tax Refunds

(a)                                If any Additional Amounts are paid under Clause 4.1 (Additional Amounts) or Tax Indemnity Amounts are paid under Clause 4.3 (Tax Indemnity) by any Guarantor for the benefit of the Lender and the Lender, in its reasonable opinion, determines that it has received or been granted a credit against, a relief or remission for, or a repayment of, any Tax, then, if and to the extent that the Lender, in its reasonable opinion, determines that such credit, relief, remission or repayment is in respect of or calculated with reference to the deduction or withholding giving rise to such Additional Amounts or, in the case of Tax Indemnity Amounts, with reference to the liability, expense or loss to which the payment giving rise to such Tax Indemnity Amounts relates, the Lender shall, to the extent that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to each relevant Guarantor such amount as the Lender shall, in its reasonable opinion, have concluded to be attributable to such deduction or withholding or, as the case may be, such liability, expense or loss; provided that the Lender shall not be obliged to make any payment under this Clause 4.5 in respect of such credit, relief, remission or repayment until the Lender is, in its reasonable opinion, satisfied that its tax affairs for its tax year in respect of which such credit, relief, remission or repayment was obtained have been finally settled. Any such payment shall, in the absence of manifest error and subject to the Lender specifying in writing in reasonable detail the calculation of such credit, relief, remission or prepayment and of such payment and providing relevant supporting documents evidencing such matters, be conclusive evidence of the amount due to each relevant Guarantor hereunder and shall be accepted by each relevant Guarantor in full and final settlement of its rights of reimbursement hereunder in respect of such deduction or withholding. Nothing contained in this Clause 4.5 shall interfere with the right of the Lender to arrange its tax affairs generally in whatever manner it thinks fit nor oblige the Lender to disclose any information relating to its tax affairs generally or any computations in respect thereof.

(b)                               If as a result of a failure to obtain relief from deduction or withholding of any Tax imposed by the jurisdiction in which the relevant Guarantor is resident for tax purposes or Luxembourg (or any Qualified Jurisdiction in which the Lender or any successor thereto is resident for tax purposes) (i) such Tax is deducted or withheld by any Guarantor and pursuant to Clause 4.1 (Additional Amounts) an increased amount is paid by any relevant Guarantor to the Lender in respect of such deduction or withholding, and (ii) following the deduction or withholding of Tax as referred to above, (A) the relevant Guarantor applies on behalf of the Lender to the relevant Taxing Authorities for a tax refund and such tax refund is credited by the relevant Taxing Authorities to the Lender or (B) if such tax refund is otherwise credited by a relevant Taxing Authority to the Lender pursuant to a final decision of such Taxing Authority, the Lender shall as soon as reasonably possible notify such relevant Guarantor of the receipt of such tax refund and promptly transfer the entire amount of the tax refund to a bank account of each relevant Guarantor specified for that purpose by each relevant Guarantor.

4.6                            Representations of the Lender

The Lender represents that (a) it is a bank which at the date hereof is a resident of Luxembourg, is subject to taxation in Luxembourg on the basis of its registration as a legal entity, location of its management body or another similar criterion and it is not subject to taxation in Luxembourg merely on income from sources in Luxembourg or connected with property located in Luxembourg; (b) it will account for the Loan on the date of closing on its balance sheet as an asset under “loans and advances to customers” and any arrangements with the agreed funding source as a liability under “liabilities evidenced by paper” and (c) at the date hereof, it does not have a permanent establishment in Russia.

The Lender shall make reasonable and timely efforts to assist each relevant Guarantor to obtain relief from the withholding of income tax in any jurisdiction in which the relevant Guarantor is resident for tax purposes pursuant to the double taxation treaty between the jurisdiction in which the relevant Guarantor is resident for tax purposes and the jurisdiction in which the Lender is incorporated, including its obligations under Clause 4.8 (Delivery of Forms). The Lender makes no representation as to the application or interpretation of any double taxation treaty between the jurisdiction in which the relevant Guarantor is resident for tax purposes and the jurisdiction in which the Lender is incorporated.

4.7                            Exceptions

The Lender agrees promptly, upon becoming aware of such, to notify each Guarantor if it ceases to be resident in Luxembourg or a Qualifying Jurisdiction or if any of the representations set forth in Clause 4.6 (Representations of the Lender) are no longer true and correct. If the Lender ceases to be resident in Luxembourg or a Qualifying Jurisdiction, then, except in circumstances where the Lender has ceased to be resident in Luxembourg or a Qualifying Jurisdiction by reason of any Change of Law (including a change in a double taxation treaty or in such law or treaty’s application or interpretation), in each case taking effect after the date of this Guarantee, no Guarantor shall be liable to pay to the Lender under Clause 4.1 (Additional Amounts) or Clause 4.3 (Tax Indemnity) any sum in excess of the sum it would have been obliged to pay if the Lender had not ceased to be resident in Luxembourg or a Qualifying Jurisdiction.

4.8                            Delivery of Forms

The Lender shall within 30 calendar days of the request of any Guarantor, to the extent it is able to do so under applicable law including the laws of the jurisdiction in which the relevant Guarantor is resident for tax purposes, deliver to that Guarantor a certificate issued by the competent Taxing Authority in Luxembourg (or any Qualifying Jurisdiction in which the Lender or any successor thereto is resident for tax purposes) confirming that the Lender is a tax resident in Luxembourg (or any Qualifying Jurisdiction in which the Lender or any successor thereto is resident for tax purposes) and such other information or forms as the relevant Guarantor may need to be duly completed and delivered by the Lender to enable that Guarantor to apply to obtain relief from deduction or withholding of the relevant Tax after the date of this Guarantee or, as the case may be, to apply to obtain a tax refund if a relief from deduction or withholding of the relevant Tax has not been obtained. The Lender shall, within 30 calendar days of the request of any Guarantor, to the extent it is able to do so under applicable laws including the laws of the jurisdiction in which the relevant Guarantor is resident for tax purposes, from time to time deliver to that Guarantor any additional duly completed application forms as need to be duly completed and delivered by the Lender to enable that Guarantor to apply to obtain relief from deduction or withholding of the relevant Tax or, as the case may be, to apply to obtain a tax refund if a relief from deduction or withholding of the relevant Tax has not been obtained. The certificate and, if required, other forms referred to in this Clause 4.8 shall be duly signed by the Lender, if applicable, and stamped or otherwise approved by the competent Taxing Authority in Luxembourg (or any Qualifying Jurisdiction in which the Lender or any successor thereto is resident for tax purposes) and apostilled or otherwise legalised. If a relief from deduction or withholding of the relevant Tax under this Clause 8.8 has not been obtained and further to an application of that Guarantor to the relevant Taxing Authorities the latter requests the Lender’s rouble bank account details, the Lender shall at the request of that Guarantor (x) use reasonable efforts to procure that such rouble bank account of the Lender is duly opened and maintained, and (y) thereafter furnish that Guarantor with the details of such rouble bank account. The relevant Guarantor shall pay for all costs associated, if any, with opening and maintaining such rouble bank account.

4.9                            Notification of Requirement to Deduct Tax

If, at any time, a Guarantor is required by law to make any deduction or withholding from any sum payable by it hereunder, or if thereafter there is any change in the rates at which or the manner in which such deductions or withholdings are calculated, that Guarantor shall promptly notify the Lender.

4.10                     Evidence of Payment of Tax

Each relevant Guarantor will make all reasonable endeavours to obtain certified copies, and translations into English, of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Taxing Authority imposing such Taxes. That Guarantor will furnish to the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, to the party designated by such agreements), within 60 calendar days after the date the payment of any Taxes so deducted or withheld is due pursuant to applicable law, either certified copies of tax receipts evidencing such payment by that Guarantor or, if such receipts are not obtainable, other evidence of such payments by that Guarantor.

5                                      Currency of Account and Payment

5.1                            Currency of Account

The U.S. dollar is the currency of account and payment for each and every sum at any time due from each Guarantor hereunder.

5.2                            Currency Indemnity

If any sum due from any Guarantor under this Guarantee or any order or judgment given or made in relation hereto has to be converted from the currency (the “first currency”) in which the same is payable hereunder or under such order or judgment into another currency (the “second currency”) for the purpose of (a) making or filing a claim or proof against such Guarantor, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation hereto, the relevant Guarantor shall indemnify and hold harmless the Lender from and against any loss suffered or reasonably incurred as a result of any discrepancy between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which the Lender may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.

6                                      Assignments and Transfers

6.1                            No Assignments and Transfers by the Guarantors

No Guarantor shall be entitled to assign or transfer all or any of its rights, benefits and obligations hereunder.

6.2                            Assignments by the Lender

(a)                                Prior to an Event of Default, the Lender may (i) on or at any time after the date hereof assign all or any of its rights and benefits hereunder or transfer all or any of its rights, benefits and obligations hereunder (save for (x) its rights to principal, interest and other amounts paid and payable under this Guarantee and (y) its right to receive amounts paid and payable under any claim, award or judgment relating to (his Guarantee in favour of the agreed funding source) to or on behalf of the agreed funding source and (ii) subject to the prior written consent of the Guarantors (such consent not to be unreasonably withheld or delayed) and except as may be otherwise specifically provided under the agreements entered into in connection with the agreed funding source, assign all or any of its rights and benefits hereunder or transfer all or any of its rights, benefits and obligations hereunder to any company which, as a result of any amalgamation, merger or reconstruction or which, as a result of any agreement with the Lender, or any previous substitute, owns beneficially the whole or substantially the whole of the undertaking, property and assets owned by the Lender prior to such amalgamation, merger, reconstruction or agreement coming into force and where, in the case of any company which will own the whole or substantially the whole of the undertaking, property or assets of the Lender, the substitution of that company as principal debtor in relation to the agreed funding source would not be materially prejudicial to the interests of the agreed funding source or the Guarantors. Any reference in this Guarantee to any such assignee or transferee pursuant to subclause (ii) of this Clause 6.2(a) shall be construed accordingly and, in particular, references to the rights, benefits and obligations hereunder of the Lender, following such assignment or transfer, shall be references to such rights, benefits or obligations by the assignee or transferee.

(b)                               On or following an Event of Default, the Lender may, by notice to the Guarantors, assign all or any of its rights and benefits hereunder or transfer all or any of its rights, benefits and obligations hereunder to the agreed funding source, or any assignee or transferee appointed in connection with the agreed funding source. Any reference in this agreement to any such assignee or transferee shall be construed accordingly and, in particular, references to the rights, benefits and obligations hereunder of the Lender, following such assignment or transfer, shall be references to such rights, benefits or obligations by the assignee or transferee appointed in connection with the agreed funding source.

(c)                                Any reference in the Guarantee to any party shall be construed accordingly in relation to Clause 6.2(a)(i) and Clause 6.2(b) and, in particular, references to the exercise of rights and discretions or the making of any determination by the Lender, shall include references to the exercise of such rights or discretions by or the making of such determination by the assignee or transferee appointed in connection with the agreed funding source (in its role as such).  Notwithstanding the foregoing, the assignee or appointee shall not be entitled to participate in any determinations by the Lender or any discussions between the Lender and the Guarantor or any agreements of the Lender or Guarantor, pursuant to sub-Clauses 4.5 and 4.8.

7                                      Partial Invalidity

If, at any time, any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

8                                      Notices; Language

8.1                            Communications in Writing

Each communication to be made hereunder shall be made in writing and, unless otherwise stated, shall be made by fax or letter

8.2                            Delivery

Any communication or document to be made or delivered by one person to another pursuant to this Agreement shall, unless that other person has by 15 calendar days’ written notice to the same specified another address, be made or delivered to that other person at the address identified with its signature below and shall be effective or when left at that address (in the case of a letter) or when received by the addressee (in the case of a fax). Provided that any communication or document to be made or delivered by one party to the other party shall be effective only when received by such other party and then only if the same is expressly marked for the attention of the department or officer identified with the such other party’s signature below, or such other department or officer as such other party shall from time to time specify for this purpose.

8.3                            Language

This Agreement shall be signed in English. Each communication and document made or delivered by one party to another pursuant to this Agreement shall be in the English language or accompanied by a translation thereof into English certified by an officer of the person making or delivering the same as being a true and accurate translation thereof.

9                                      Governing Law and Jurisdiction

9.1                            English Law

This Guarantee is governed by, and shall be construed in accordance with, English law.

9.2                            English Courts

Each Guarantor irrevocably agrees that the courts of England shall have jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which arise out of or in connection with this Guarantee (“Proceedings”) and, for such purposes, irrevocably submit to the jurisdiction of such courts.

9.3                            Appropriate Forum

Each Guarantor irrevocably waives any objection which it might now or hereafter have to the courts of England being nominated as the forum to hear and determine any Proceedings and to settle any Disputes (as defined below), and agrees not to claim that any such court is not a convenient or appropriate forum

9.4                            Service of Process

Each Guarantor agrees that the process by which any Proceedings in England are begun may be served on them by being delivered to Law Debenture Corporate Services Limited, or their registered offices for the time being. If any Person mentioned in this Clause is not or ceases to be effectively appointed to accept service of process on any Guarantor’s behalf, the relevant Guarantor shall immediately appoint a further Person in England to accept service of process on its behalf. Nothing in this Clause shall affect the right of either party hereto to serve process in any other manner permitted by law.

9.5                            Non-exclusivity

The submission to the jurisdiction of the English courts in accordance with Clause 9.2 (English Courts) hereof shall not, and shall not be construed so as to, limit the right of any party hereto to take Proceedings in any other court of competent jurisdiction.

9.6                            Consent to Enforcement, etc.

Each Guarantor consents generally in respect of any Proceedings to the giving of any relief or the issue of any process in connection with such Proceedings including, without limitation, the making, enforcement or execution against any property whatsoever, irrespective of its use or intended use, of any order or judgement which is made or given in such Proceedings.

9.7                            Arbitration

If any dispute or difference of whatever nature howsoever arises from or in connection with this Guarantee, or any supplement, modifications or additions thereto, (each a “Dispute”), the Lender may elect, by notice to each Guarantor, to settle such claim by arbitration in accordance with the following provisions. Each Guarantor hereby agrees that (regardless of the nature of the Dispute) any Dispute may be settled by arbitration in accordance with the UNCITRAL Arbitration Rules (the “Rules”) as at present in force by a panel of three arbitrators appointed in accordance with the Rules. The seat of any reference to arbitration shall be London, England. The procedural law of any reference to arbitration shall be English law. The language of any arbitral proceedings shall be English. The appointing authority for the purposes set forth in Articles 7(2) and 7(3) of the Rules shall be the London Court of International Arbitration.

9.8                            Contracts (Rights of Third Parties) Act 1999

A person who is not a party to this Guarantee has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Guarantee, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.